UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DEALERTRACK TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 22, 2015

Dear Stockholder:

On behalf of the board of directors and management of Dealertrack Technologies, Inc., I invite you to attend our Annual Meeting of Stockholders. The meeting will be held on June 1, 2015, at 11:00 a.m. local time, at Dealertrack Technologies, Inc., Corporate Headquarters, 1111 Marcus Avenue, Suite M04, Lake Success, New York 11042.

The details of the business to be conducted at the Annual Meeting are provided in the attached Notice of the Annual Meeting of Stockholders and in the attached Proxy Statement.

It is important that your stock is represented, regardless of the number of shares you hold. After reading the enclosed Proxy Statement, please vote your proxy in accordance with the instructions provided.

If you have any questions about the meeting, please contact our Investor Relations Department at (888) 450-0478.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Mark F. O’Neil
Chairman of the Board
and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	June 1, 2015
Time:	11:00 a.m. local time
Location:	Dealertrack Technologies, Inc.
1111 Marcus Ave, Suite M04
Lake Success, New York 11042
Purpose of the Meeting:

(1)

To elect the three nominees named in the attached Proxy Statement as directors on the board of directors for three-year terms as Class I directors to serve until our 2018 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
(3) To approve on an advisory basis the compensation of our executive officers; and
(4) To transact other business that properly may come before the Annual Meeting or any adjournments or postponements of the meeting.
Record Date:	April 10, 2015. You are eligible to notice of and to vote at the Annual Meeting if you were a stockholder of record at the close of business on this date.
Voting Methods:	By Mail
In Person
Via the Internet
Importance Of Vote:	Submit a proxy as soon as possible to ensure that your shares are represented.
Voting promptly will ensure that we have a quorum at the Annual Meeting and will save us proxy solicitation expenses.

By Order of the Board of Directors,

Gary N. Papilsky
Secretary

Lake Success, New York
April 22, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2015.
The Proxy Statement and 2014 Annual Report on Form 10-K are available on our website at
http://ir.dealertrack.com/proxy.cfm

i

ii

DEALERTRACK TECHNOLOGIES, INC.
1111 Marcus Ave., Suite M04
Lake Success, New York 11042

PROXY STATEMENT

For the Annual Meeting of Stockholders
to be held June 1, 2015

GENERAL INFORMATION

INFORMATION ABOUT THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

As we have done in previous years, we are providing our stockholders with access to our proxy materials, including our Proxy Statement and 2014 Annual Report on Form 10-K, via the Internet rather than mailing a printed copy to all stockholders. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 22, 2015 we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to some of our stockholders and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials on a one-time or ongoing basis. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Stockholders who have previously requested to receive proxy materials in printed form by mail or electronically by email will not receive a Notice. Instead, on or about April 30, 2015, we are sending each of these stockholders a copy of the proxy materials, including this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and form of proxy, by mail (or by email for those stockholders who have requested electronic delivery).

THE ANNUAL MEETING

The board of directors of Dealertrack Technologies, Inc., a Delaware corporation (“Dealertrack” or the “company”) is soliciting proxies to be used at our Annual Meeting of Stockholders to be held on June 1, 2015 (the “Annual Meeting”) at 11:00 a.m. local time at our corporate headquarters located at 1111 Marcus Ave, Suite M04, Lake Success, New York 11042. This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being made available to our stockholders on or about April 22, 2015.

PURPOSE OF THE MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting. The proposals are described in more detail in this Proxy Statement.

INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXIES

WHO CAN VOTE

Only stockholders of record at the close of business on April 10, 2015 (the “Record Date”) may vote at the Annual Meeting. As of the Record Date, there were 54,740,020 shares of our common stock outstanding.

HOW YOU CAN VOTE

Stockholders of Record.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares, and the Notice or copy of the proxy materials, including the Proxy Statement and proxy card, were sent directly to you by the company.

Street Name Holders.  If you hold your shares in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The Notice or a copy of the proxy materials, including the Proxy Statement and voting instruction card, were forwarded to you by the bank or broker holding your account, which is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that bank or broker on how to vote the shares held in your account.

You may vote using one of the following methods:

•	By Mail. If you received proxy materials by mail, including a proxy card, you may vote your shares by mail by marking your proxy card, dating, signing and returning it in the postage-paid envelope provided. If you received a Notice, you may request a proxy card at any time by following the instructions on the Notice. If you are a street name holder and received proxy materials or a Notice by mail, you will receive instructions on how you may submit voting instructions to your bank or broker.
•	In Person. If you are a stockholder of record, you may vote your shares in person by attending the Annual Meeting. If you are a street name holder, you may vote in person at the Annual Meeting if you have a legal proxy from the bank or broker that holds your shares. A legal proxy is a bank’s or broker’s authorization for you to vote the shares it holds in its name on your behalf in person at the Annual Meeting.
•	Via The Internet. If you received proxy materials by mail, you also can vote through the Internet using the procedures and instructions described on the proxy card. If you received a Notice, you can vote through the Internet using the procedures and instructions described on the Notice. If you previously enrolled in electronic delivery and received proxy materials by email, you can vote through the Internet by following the instructions included in the email. Street name holders may vote by Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials.

HOW YOUR SHARES WILL BE VOTED

All shares that have been voted properly by an unrevoked proxy will be voted at the Annual Meeting in accordance with your instructions. If you sign and return your proxy card or vote via the Internet, but do not give specific voting instructions on one or more of the proposals, the shares represented by that proxy will be voted on those proposals as our board of directors recommends (“For” each of the director nominees for election to our board of directors (Proposal One), “For” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal Two), and “For” advisory approval of our executive compensation (Proposal Three)). If any other matters are brought properly before the Annual Meeting, the persons named as proxies in the proxy you submit will have the discretion to vote on those matters for you. As of the date of this Proxy Statement, we did not know of any other matter to be raised at the Annual Meeting.

Under rules applicable to securities brokerage firms, if you are a street name holder and hold your shares in a brokerage account, your broker may be entitled to vote your shares on certain matters that are considered routine, even if you do not submit voting instructions to your broker. Ratification of our independent registered public accounting firm (Proposal Two) is considered a routine proposal that may be voted on by your broker if you do not submit voting instructions. Your broker, however, may not vote without your instructions on non-routine matters such as the election of directors (Proposal One) and advisory approval of our executive compensation (Proposal Three). Consequently, if you do not submit voting instructions to your broker and your broker exercises discretion to vote your shares on Proposal Two, your shares will be treated as “broker non-votes” on each of the other proposals at the Annual Meeting and will not be voted on these proposals.

HOW YOU CAN ACCESS THE PROXY MATERIALS FOR THE ANNUAL MEETING

Stockholders may access the proxy materials, which include the Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014, on the Internet at http://ir.dealertrack.com/proxy.cfm. We will also provide a hard copy of any of these documents free of charge upon request, which may be sent to Investor Relations, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042, submitted via the form set forth on our Investor Relations site at http://ir.dealertrack.com/contactus.cfm or submitted by calling our Investor Relations department at (888) 450-0478.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will help preserve environmental resources.

Stockholders of Record.  If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Street Name Holders.  If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

Your election to receive proxy materials by email will remain in effect until you terminate it.

HOW TO REVOKE YOUR PROXY OR CHANGE YOUR VOTE

You can revoke your proxy or change your vote before your proxy is voted at the Annual Meeting by:

•	If you are a stockholder of record, giving written notice of revocation to: Secretary, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042;
•	Submitting another timely proxy or voting instruction card with a later date by mail;
•	Voting again over the Internet prior to 11:59 p.m., Eastern Time, on May 31, 2015 (or, if you are a street name holder, such earlier time as your bank or broker may direct); or
•	Attending the Annual Meeting and voting in person. If your shares are held in street name, to vote at the Annual Meeting you must obtain a proxy executed in your favor from the bank or broker that holds your shares. Attendance at the Annual Meeting will not, by itself, revoke your prior proxy.

HOW MANY VOTES YOU HAVE

Each stockholder has one vote for each share of common stock that he or she owned on the Record Date for all matters being voted on.

QUORUM

A quorum is constituted by the presence, in person or by proxy, of holders of our common stock representing a majority of the aggregate number of shares of common stock entitled to vote. Abstentions and broker non-votes will be considered present to determine the presence of a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

VOTES REQUIRED

Election of Directors.  The company has adopted a majority voting standard for the election of directors. Under this voting standard, each nominee for director will be elected to the board of directors if he or she receives a majority of votes cast, meaning that the numbers of shares voted “for” the director must exceed the number of shares voted “against” that director. Shares voted “abstain” and broker non-votes will not be counted in determining the outcome of the election of directors.

Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.  To pass, this proposal must receive a “for” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote “against” the ratification of our independent registered public accounting firm.

Advisory Vote on Compensation of Our Executive Officers.  The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to adopt this advisory resolution. Since this proposal is advisory in nature, the results of this vote are not binding on the board of directors. However, the board of directors will consider the results of this advisory vote when considering future executive compensation decisions. Abstentions will have the effect of a vote “against” adoption of the advisory resolution and broker non-votes will not be counted in determining the outcome of this proposal.

ATTENDING THE ANNUAL MEETING

Stockholders of Record.  If you are a stockholder of record and received a Notice, the Notice is your admission ticket. If you are a stockholder of record and received proxy materials by mail, your admission ticket is attached to your proxy card. You will need to bring the Notice or the admission ticket and valid photo identification with you in order to be admitted to the Annual Meeting.

Street Name Holders.  If you hold your shares in street name, bring your most recent brokerage statement or a letter from your broker or other nominee and valid photo identification with you to the Annual Meeting. We will use that statement or letter to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy from your bank or broker.

PROPOSAL ONE:
ELECTION OF
DIRECTORS

GENERAL INFORMATION ABOUT OUR BOARD OF DIRECTORS

Each of our directors is elected for a three-year staggered term. The eight members of our board of directors are divided into three classes: Class I, Class II and Class III. One class of directors is elected at each Annual Meeting. The following table shows our current directors, when the term of each class of directors expires and how each director is classified:

Class	Directors
Class I: Term expires 2015 and every three years thereafter	Messrs. Foy, Power and Tischler
Class II: Term expires 2016 and every three years thereafter	Ms. Lane and Messrs. McDonnell and Zwarenstein
Class III: Term expires 2017 and every three years thereafter	Messrs. O’Neil and Payne

Mr. James David Power III, a current member of our board of directors, is not standing for re-election at the Annual Meeting. Mr. James David Power III will serve as a special advisor to the company after the Annual Meeting.

In connection with the acquisition of Dealer Dot Com, Inc. (“DDC”), on December 19, 2013 the company entered into a Stockholders Agreement with certain stockholders of DDC (the “Stockholders Agreement”) pursuant to which Universal Shoreline Investments Limited (“Universal”), successor in interest to Intercapital Financial Limited (“Intercapital”) was granted the right to designate one individual as an observer (“Observer”) to attend meetings of our board of directors in accordance with the terms of and subject to the limitations of the Stockholders Agreement until the earlier of (a) June 30, 2015 or (b) the date on which the beneficial ownership of Universal falls below its beneficial ownership as of the closing of the acquisition of DDC (the “Observer Period”). For the duration of the Observer Period, Universal and its affiliates (including the Observer) will be subject to a standstill prohibiting them from, among other things, acquiring beneficial ownership of our common stock that, when added to our common stock issued to Intercapital in connection with the acquisition of DDC, is in excess of 6% of the then issued and outstanding shares of our common stock. The Stockholders Agreement became effective upon the closing of the acquisition of DDC on March 1, 2014. Since the closing of the acquisition of DDC, Jason Chapnik, a principal of Universal, has served as the Observer. Mr. Chapnik is nominated for election as a director at the Annual Meeting. If elected, he will begin to serve as a Class I director as of June 1, 2015 and the company will no longer have an observer on its board of directors.

None of our directors, director nominees or executive officers is related to another director, director nominee or executive officer by blood, marriage or adoption. Howard L. Tischler was initially appointed to our board of directors pursuant to a stockholders’ agreement, which terminated on our initial public offering and is no longer in effect. As discussed above, since March 1, 2014, Mr. Chapnik has served as an Observer to the board of directors pursuant to the Stockholders Agreement. Mark F. O’Neil’s employment agreement provides that he shall serve as Chairman of the Board during the term of his agreement. There are no other arrangements between any director or nominee and any other person pursuant to which the director or nominee was selected.

NOMINEES

The three nominees for election as Class I directors are listed below. If any nominee is unable or unwilling for good cause to stand for election as a director at the Annual Meeting, proxies will be voted for a substitute nominee designated by the present board of directors to fill the vacancy. Each director nominee has consented to be named in this Proxy Statement and to serve if elected and, if elected, will serve as a Class I director until the 2018 Annual Meeting and until a successor has been elected or qualified, or until his or her earlier death, resignation or removal.

Each director must be elected by a majority of the votes cast at any meeting for the election of directors, meaning that the number of shares voted “For” the director must exceed the number of shares voted “Against” that director; however, in the event the number of nominees for director is greater than the number of directors to be elected (“Contested Election”), the director will be elected by the plurality of the votes cast. Prior to becoming a nominee, such person must have provided an irrevocable resignation that is contingent on the person not receiving a majority of the votes cast in an election that is not a Contested Election and acceptance of the resignation by the board of directors. In the event that an incumbent director nominee is not elected, the Nominating and Corporate Governance Committee, composed entirely of independent directors, will evaluate and make a recommendation to the board of directors with respect to the submitted resignation. Within 90 days following certification of the stockholder vote, the board of directors must decide whether to accept or reject the resignation or whether other action should be taken and must publicly disclose its decision. No director may participate in the Nominating and Corporate Governance Committee’s or the board of director’s consideration of his or her own resignation.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our board of directors recommends that you vote FOR each of the director nominees listed below:

•	Jason Chapnik
•	James Foy
•	Howard Tischler

INFORMATION ABOUT NOMINEES FOR ELECTION AS CLASS I DIRECTORS

Jason Chapnik, 44, has served as an Observer to our board of directors since March 1, 2014. Mr. Chapnik served as chairman of the board of directors for Dealer.com, from 2009 until its acquisition by Dealertrack in March 2014. He has been a partner at Klass Capital in Toronto since 2010. Prior to 2010, Mr. Chapnik has been an entrepreneur and investor, during which time he founded and exited several U.S. and Canadian companies, including TouchTech Corporation, acquired by Move Inc., and The .TV Corporation, acquired by Verisign Inc. In addition to Dealertrack, he also sits on the boards of Resolver/PPM, Method CRM, StickerYou, and Parsel. Mr. Chapnik holds a Bachelor of Commerce degree from McGill University. Our board of directors has determined that Mr. Chapnik’s independence and experience as an entrepreneur and investor qualify him to serve as a member of our board of directors.

James Foy, 68, has served on our board of directors since September 2008. Mr. Foy has been the Executive Chairman of SemantX since August 2014. Mr. Foy served as Executive Chairman and Chief Executive Officer of Talend from February 2013 to October 2013. Mr. Foy was President, Executive Chairman and Chief Executive Officer of privately held Aspect Software, Inc. and two predecessor companies (Concerto Software, Inc. and Davox Corporation) from 2001 to September 2012. In 1991, he founded Constellation Software, Inc., a technology company, and served as its President and Chief Executive Officer for three years. In 1994, Constellation was acquired by VMark Software, Inc. a predecessor company of Ardent Software, which was subsequently acquired by Informix Corp. Mr. Foy remained with the surviving companies in a variety of senior executive positions including President of Informix until IBM acquired Informix in 2001. Earlier in his career, he was with Prime Computer, Inc. and International Computers Limited (ICL). Mr. Foy serves on the boards of Tangoe since March 2014 and Continuum Managed Services, LLC since September 2013. Mr. Foy served on the boards of LiveLOOK from November 2012 to July 2014 and Talend from February 2013 to October 2013. Mr. Foy also served on the boards of both Aspect Software and privately held Kalido, Inc., an enterprise software company. From 2006 through 2008 Mr. Foy served on the board of Plant/CML, a privately held company that provides crisis communications and response technologies. Our board of directors has determined that Mr. Foy’s independence and experience as the chief executive officer of numerous software companies qualify him to serve as a member of our board of directors.

Howard L. Tischler, 61, has served as Lead Director since April 2006 and on our board of directors since March 2003. Since January 2012, Mr. Tischler has been employed as Chairman and Chief Executive Officer of ElderScan, LLC (d/b/a EverSafe), a technology service to protect older adults against financial exploitation. In addition, since January 2009, Mr. Tischler has been employed as Chairman and Chief Executive Officer of Enfocel, LLC, a management and online marketing consulting firm. From September 2005 through December 2008, Mr. Tischler was employed by First Advantage Corporation, where he served as Group President of First Advantage Dealer Services. From 2001 until September 2005,

Mr. Tischler was President and Chief Executive Officer of First American Credit Management Solutions, Inc., or CMSI, which was a subsidiary of The First American Corporation, as well as Teletrack, Inc. From 1999 until our acquisition of Credit Online, Inc. from CMSI in 2003, Mr. Tischler was President and Chief Executive Officer of Credit Online. Mr. Tischler currently serves on the Engineering Advisory Board at George Washington University and is an Operating Director of ClearPoint Investment Partners. He holds a BS in Mathematics from the University of Maryland and an MS in Engineering and Operations Research from The George Washington University. Our board of directors has determined that Mr. Tischler’s independence, experience as President and Chief Executive Officer of Credit Online, Inc., an early entrant into Dealertrack’s industry, as well as his extensive experience with First Advantage Dealer Services and CMSI, have provided him with wide knowledge of our industry and qualify him to serve as a member of our board of directors.

INFORMATION ABOUT THE MEMBERS OF OUR BOARD OF DIRECTORS WHOSE TERMS OF OFFICE DO NOT EXPIRE AT THE ANNUAL MEETING

Class II Directors (terms expire at the 2016 Annual Meeting)

Ann B. Lane, 60, has served on our board of directors since July 2007. From April 2000 to January 2005, Ms. Lane was Managing Director, Co-Head of Syndicated & Leveraged Finance and Head of Loan Syndications Capital Markets at JPMorgan. From 1997 to 2000, Ms. Lane was Managing Director and Global Co-Head of Loan Syndications at Citigroup Inc. From 1995 to 1997, Ms. Lane was Global Industry Head, Aviation and Defense at Citigroup Inc., and from 1982 to 1995, Ms. Lane held a number of senior level positions at Citigroup, including Global Head of Corporate Debt Restructuring. Ms. Lane is a member of the Board and Executive Committee of Win, one of the largest providers of homeless shelter to families in NYC. Ms. Lane holds a BS in Economics from the University of California at Berkeley. Our board of directors has determined that Ms. Lane’s independence, experience in the financial industry, and qualification as an audit committee financial expert, qualify her to serve as a member of our board of directors.

John J. McDonnell, Jr., 77, has served on our board of directors since July 2005. Since February 2013, Mr. McDonnell has been non-Executive Chairman of Phoenix Managed Networks, a privately held payments company (“Phoenix”). From February 2010 Mr. McDonnell has been a Director of Phoenix. From February 2010 until February 2013, Mr. McDonnell had been Chief Executive Officer of Phoenix. Prior to joining Phoenix, he served as Chief Executive Officer and a Director of ExaDigm, Inc., a leading innovator of modular IP-based technology, from October 2008 until February 2010. Mr. McDonnell is the founder of TNS, Inc., a leading provider of data communications services to processors of credit card, debit card and ATM transactions worldwide. Mr. McDonnell served as Chairman and Chief Executive Officer of Transaction Network Services, Inc. from April 2001 to September 2006. Previously, he served as chairman and Chief Executive Officer of PaylinX Corp., a software provider for transaction processing, from November 1999 until it was sold to CyberSource Corp. in September 2000. He remained a director of CyberSource until its sale to VISA in 2010. Prior to that, Mr. McDonnell was President, Chief Executive Officer and a director of Transaction Network Services, Inc. from the time he founded the company in 1990. Mr. McDonnell is also a founder and director of the Electronic Funds Transfer Association. He was the recipient of KPMG Peat Marwick LLP’s 1997 High Tech Entrepreneur Award and the Rensselaer Polytechnic Institute 2002 Entrepreneur of the Year Award. Mr. McDonnell holds a BS in Electrical Engineering from Manhattan College, an MSEE from Renssalaer Polytechnic Institute and an Honorary Doctorate of Humane Letters from Marymount University. Our board of directors has determined that Mr. McDonnell’s independence, experience as a chairman and chief executive officer of a public company and experience with companies providing transaction processing services and network services, qualify him to serve as a member of our board of directors.

Barry Zwarenstein, 66, has served on our board of directors since November 2007. Since January 2012, Mr. Zwarenstein has been Chief Financial Officer of Five9, Inc., a publicly-traded provider of virtual call center software. From September 2008 to November 2011, Mr. Zwarenstein served as Senior Vice President and Chief Financial Officer of SMART Modular Technologies, Inc., a designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers that was acquired by Silver Lake Partners in August 2011. From July 2004 through November 2006, Mr. Zwarenstein served as Senior Vice President and Chief Financial Officer, and from December 2006 through August 2008, as Executive Vice President and Chief Financial Officer, of VeriFone Holdings, Inc., a global provider of technology for electronic payment transactions and value-added services at the point-of-sale. From November 2001 to June 2004, Mr. Zwarenstein served as Vice President of Finance and Chief Financial Officer of Iomega Corporation, a provider of storage and network security systems. From January 2001 to June 2001, Mr. Zwarenstein served as Vice President and Chief Financial Officer of Mellanox Technologies Ltd., a fabless semiconductor company. From October 1998 to December 2000, Mr. Zwarenstein served as Senior Vice President and Chief Financial Officer of Acuson Corporation, a company specializing in high quality medical ultrasound equipment that was acquired by Siemens AG in 2000. From July 1996 to September 1998, Mr. Zwarenstein served as Senior Vice President, Finance, New Business Development and Chief Financial Officer of Logitech International S.A., a Switzerland-based provider of personal peripherals for computers and other digital platforms. Mr. Zwarenstein holds a Bachelor of Commerce degree from the University of Natal (now known as University of KwaZulu-Natal), South Africa, and an M.B.A. degree from the Wharton School at the University of Pennsylvania. He is qualified as a Chartered Accountant (South Africa).Our board of directors has determined that Mr. Zwarenstein’s independence, qualification as an audit committee financial expert and experience as a chief financial officer of various public companies, qualify him to serve as a member of our board of directors.

Class III Directors (terms expire at the 2017 Annual Meeting)

Mark F. O’Neil, 56, has served as our Chairman of the Board and Chief Executive Officer since November 2014 and has served as a member of the board of directors since August 2001. From May 2005 to November 2014, Mr. O’Neil served as our Chairman of the Board, President and Chief Executive Officer. From August 2001 to November 2014, Mr. O’Neil served as our Chief Executive Officer and President. In connection with the appointment of Co-Presidents, Richard Gibbs and Raj Sundaram, Mr. O’Neil stepped down from his position as President effective as of November 12, 2014. Mr. O’Neil began his career at Intel Corporation, where he first developed knowledge of the technology industry. He subsequently worked for McKinsey & Co. before moving to the automotive industry in the late 1980s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to co-found and lead the development and rollout of CarMax, Inc., a publicly-held used automobile retailer. From June 2000 through January 2001, Mr. O’Neil was President and Chief Operating Officer of Greenlight.com, an online automotive sales website. From January 2012 until November 2014, Mr. O’Neil served as a director of Chrome Data Solutions LP, Chrome Data Operating, LLC and AutoChrome Company, each of which is 50% owned by Chrome Systems, Inc., a wholly-owned subsidiary of Dealertrack Technologies, Inc. Mr. O’Neil also serves as a director of DealerTire LLC, a privately held company. Mr. O’Neil holds a BS in Industrial Engineering from Worcester Polytechnic Institute and an MBA from Harvard Business School. Our board of directors has determined that Mr. O’Neil’s experience as our Chairman of the Board, President and Chief Executive Officer as well as his experience in the automotive retail industry provide him with extensive insight into our operations and qualify him to serve as Chairman of the Board.

Joseph P. Payne, 50, has served on our board of directors since April 2013. Mr. Payne, served as Chairman and Chief Executive Officer of Eloqua from 2007 to 2013. Mr. Payne led Eloqua through a successful IPO on the NASDAQ (ELOQ) in 2012 and eventually sold Eloqua to Oracle in 2013. Eloqua is now a wholly-owned subsidiary of Oracle and the leading provider of cloud-based marketing applications. Prior to Eloqua, Mr. Payne held executive positions at iDefense (acquired by Verisign), eSecurity, eGrail, and MicroStrategy. Mr. Payne currently serves on the board of directors of Cornerstone OnDemand (NASDAQ: CSOD), Plex Systems, TrackMaven, and First Focus Campaign for Children. Mr. Payne previously served on the boards of directors of Eloqua, Inc., e-Security, Inc., eGrail, Inc., and Ecutel, Inc. Mr. Payne received his M.B.A. from the Fuqua School of Business at Duke University where he was a Fuqua Scholar. He is a Magna Cum Laude graduate of Duke University. Our board of directors has determined that Mr. Payne’s independence, experience as a chief executive officer of a public company and experience with numerous software companies qualify him to serve as a member of our board of directors.

BOARD MEETINGS HELD DURING 2014

Our board of directors held eight meetings during 2014 and acted one time by written consent. During 2014, each director attended at least 80% of the board of directors and committee meetings held while such director served as a director and committee member. At each regular in person meeting of the board of directors, the non-management directors met in executive session with our Lead Director presiding.

BOARD INDEPENDENCE

The Nominating and Corporate Governance Committee and our board of directors annually assess the independence of the non-management directors by reviewing the financial and other relationships between the directors and the company. This review is designed to determine whether these directors are independent under the criteria established by the NASDAQ Stock Market (“NASDAQ”) for independent board of directors members. The Nominating and Corporate Governance Committee and our board of directors have determined that each of Messrs. Foy, McDonnell, Payne, Power, Tischler and Zwarenstein, and Ms. Lane, our non-management directors, qualify as independent under those standards. The Nominating and Corporate Governance Committee and our board of directors have also determined that Mr. Chapnik will qualify as independent under those standards if elected at the Annual Meeting. Mr. O’Neil is not an independent director because he is our Chief Executive Officer.

BOARD LEADERSHIP STRUCTURE

Our Corporate Governance Guidelines provide that if our Chief Executive Officer is also elected to serve as Chairman of the Board, then a Lead Director who qualifies as an “independent director” under applicable NASDAQ listing standards shall be elected by our non-management directors. Mark O’Neil serves as both Chairman of the Board and Chief Executive Officer, and, as such, Howard Tischler serves as our Lead Director, a position he has held since 2006. The board of directors believes that having Mr. O’Neil serve in both of his capacities is in the best interests of the company and its stockholders because it enhances communication between the board of directors and management and allows Mr. O’Neil to more effectively execute the company’s strategic initiatives and business plans and confront its challenges. Mr. O’Neil possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the company and is best positioned to develop agendas that ensure that the board of directors’ time and attention are focused on the most critical matters. Mr. O’Neil’s employment agreement provides that he shall serve as the Chairman of the Board during the term of his agreement. The Lead Director is responsible for coordinating with the Chairman of the Board on the creation of the agenda for each meeting of the board of directors, for ensuring that topics at each meeting are effectively covered, for chairing executive sessions of the board of directors and for acting as the principal liaison between the independent directors and management. The board of directors believes that the appointment of an independent Lead Director to lead regular executive sessions of the non-management directors, along with the board of directors’ strong committee system and substantial majority of independent directors, allow it to maintain effective oversight of management.

BOARD OVERSIGHT OF RISK

Our board of directors oversees our management, which is responsible for the day-to-day issues of risk management. Our board of directors’ committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee focuses on financial risk, including the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements. The Compensation Committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee oversees non-financial business risk, as well as risks associated with corporate governance, board of directors’ organization, membership and structure. In addition, members of management may report directly to the board of directors on significant risk management issues. Our board of directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties may communicate with any of our directors, including our non-management directors, by writing to them c/o Secretary, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042. Our Secretary will forward all correspondence to the board of directors, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Our Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the company for review and possible response.

DIRECTOR ATTENDANCE AT ANNUAL MEETING

Our board of directors’ policy regarding director attendance at the Annual Meeting is that they are welcome to attend, and that we will make all appropriate arrangements for directors who choose to attend. Mr. O’Neil attended our 2014 Annual Meeting.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics, which qualifies as a “code of ethics,” as defined by regulations promulgated by the Securities and Exchange Commission (“SEC”) and a “code of conduct” as defined by applicable NASDAQ listing standards, and applies to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of our Code of Business Conduct and Ethics is available on our website at http://ir.dealertrack.com/governance.cfm. A copy of our Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon request directed to: Dealertrack Technologies, Inc., 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042, Attention: Investor Relations. To the extent required by applicable rules of the SEC and NASDAQ, we intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on our website at http://ir.dealertrack.com/governance.cfm.

COMMITTEES

Our board of directors has four standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Investment Committee. All committee members are non-management directors who, in the opinion of our board of directors, are independent as defined under applicable NASDAQ listing standards. Our board of directors has approved a written charter for each committee which is available at http://ir.dealertrack.com/governance.cfm.

Audit Committee.  Our Audit Committee consists of Ms. Lane and Messrs. Zwarenstein and McDonnell. Mr. Zwarenstein serves as chairperson of the Audit Committee. Our board of directors has determined that each member of the Audit Committee is independent in accordance with applicable NASDAQ listing standards and SEC rules, and that Ms. Lane and Mr. Zwarenstein are each audit committee financial experts, as defined by SEC rules, and have financial sophistication, in accordance with the applicable NASDAQ listing standards. During 2014, the Audit Committee held ten meetings. The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s responsibilities include assisting our board of directors in its oversight and evaluation of:

•	the integrity of our financial statements and internal controls over financial reporting;
•	the independent registered public accounting firm’s qualifications and independence; and
•	the performance of our independent registered public accounting firm.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee. The Audit Committee also reports to stockholders as required by the SEC (please see page 15).

Compensation Committee.  We have a Compensation Committee consisting of Messrs. Foy, Payne and McDonnell. Mr. McDonnell serves as chairperson of the Compensation Committee. During 2014, the Compensation Committee held seven meetings. The purpose of our Compensation Committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Specific responsibilities of our Compensation Committee include:

•	reviewing and recommending approval of compensation of our executive officers;
•	administering our stock incentive and employee stock purchase plans;
•	reviewing and making recommendations to our board of directors with respect to incentive compensation and equity plans; and
•	reviewing and planning for the succession of the Chief Executive Officer and other key executives.

As further described in the Compensation Discussion and Analysis section of this Proxy Statement on page 23, in reviewing and recommending approval of compensation of our executive officers, the Compensation Committee considers the recommendations of our Chief Executive Officer concerning compensation of the executive officers other than himself.

The Compensation Committee may delegate any or all of its responsibilities to a subcommittee other than with respect to matters related to executive succession planning, approval of executive compensation or employment or severance agreements for executive officers or compensation decisions that are intended to comply with Section 162(m) of the U.S. Internal Revenue Code of 1986 and require approval by “outside directors” or are intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by virtue of being approved by a committee of “non-employee directors.” In addition, in 2014 the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as an independent executive compensation consulting firm to advise the Compensation Committee on matters related to Chief Executive Officer and other executive compensation. Additional information regarding the Compensation Committee’s engagement of F.W. Cook is contained in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 23.

Our board of directors has determined that each member of the Compensation Committee is independent in accordance with the applicable NASDAQ listing standards. In making its independence determination for each member of the Compensation Committee, our board of directors considered whether the director has a relationship with the company that is material to the director's ability to be independent from management in connection with the duties of a compensation committee member. The Compensation Committee also reports to stockholders on executive compensation items as required by the SEC (please see page 37 ).

Nominating and Corporate Governance Committee.  We have a Nominating and Corporate Governance Committee consisting of Messrs. Payne, Power and Tischler. Mr. Tischler serves as chairperson of the Nominating and Corporate Governance Committee. During 2014, the Nominating and Corporate Governance Committee held four meetings. Following the Annual Meeting, Mr. Foy will serve on the Nominating and Corporate Governance Committee as Mr. Power is not standing for re-election at the Annual Meeting. The responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying and recommending nominees for election to our board of directors;
•	determining committee membership and composition;
•	evaluating non-financial risks to our business; and
•	overseeing the evaluation of our board of directors.

The board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent in accordance with the applicable NASDAQ listing standards.

Director candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the board of directors, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary at Dealertrack Technologies, Inc., 1111 Marcus Avenue, Suite M04, Lake Success, NY 11042. Our Secretary will forward all recommendations to the committee. Stockholders must submit their recommendations for next year on or before January 1, 2016 and provide the following information:

•	the name, address and telephone number of the recommending stockholder;
•	a representation that the stockholder is a record holder of our securities, or evidence of ownership;
•	the number of shares owned by the recommending stockholder and the time period for which such shares have been held;
•	a statement from the recommending stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of our next Annual Meeting;
•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;
•	a description of the qualifications and background of the proposed director candidate;
•	a description of all arrangements or understandings between the recommending stockholder and the proposed director candidate;
•	the consent of the proposed director candidate (i) to be named in the proxy statement and (ii) to serve as a director if elected; and
•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

The Nominating and Corporate Governance Committee will evaluate director candidates recommended by stockholders in the same manner as director nominees recommended by any other source. The Nominating and Corporate Governance Committee may consider the following criteria in recommending candidates for election to the board of directors:

•	personal and professional integrity, ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience in the company’s industry and with relevant social policy concerns;
•	experience as a board of directors member of another publicly held company;
•	academic expertise in an area of the company’s operations; and
•	practical and mature business judgment.

The Nominating and Corporate Governance Committee seeks to recommend candidates that further the objective of having a board of directors that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints. The Nominating and Corporate Governance Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying board of director candidates.

Investment Committee.  We have an Investment Committee consisting of Ms. Lane and Messrs. Foy, Tischler and Zwarenstein. Ms. Lane serves as chairperson of the Investment Committee. Following the Annual Meeting, Mr. Foy will resign from the Investment Committee and Mr. Chapnik will serve on the Investment Committee, if elected to our board of directors. The Investment Committee was formed in January 2006. The purpose of our Investment Committee is to review investment and acquisition opportunities, approve certain acquisition and investment transactions and also make recommendations to our board of directors with respect to such acquisitions or investment opportunities and transactions. During 2014, the Investment Committee held six meetings.

NON-MANAGEMENT DIRECTORS’ COMPENSATION FOR FISCAL YEAR 2014

Directors who are also employees receive no fees for their services as directors. During 2014, all other directors received the following compensation for their services:

Annual Fee:	$50,000 per director.
Initial Equity Grant:	Options to purchase 30,000 shares of our common stock upon becoming a director. The grant vests in three equal annual installments commencing on the first anniversary of the grant date, subject to the director’s continued service on the board of directors.
Annual Equity Grant:	Restricted stock units, or RSUs, equal to a value of $135,000 are granted each year on the date of our Annual Meeting. This grant vests on the day of the following Annual Meeting, subject to the director’s continued service on the board of directors.

Directors are eligible to participate in the Directors’ Deferred Compensation Plan, a non-qualified retirement plan. The Directors’ Deferred Compensation Plan allows our non-employee directors to elect to defer between 0% and 100% of the fees they would otherwise be entitled to receive in cash for services rendered as directors. Such accounts are deemed to be invested in share units that track the value of our common stock. Distributions will generally be made to a participant either following the end of the participant’s service on our board of directors, following a change of control if so elected, or at a specified time elected by the participant prior to the deferral. Distributions will generally be made in the form of shares of our common stock. Our Directors’ Deferred Compensation Plan is intended to comply with Section 409A of the Internal Revenue Code.

Our stock ownership and retention program requires non-employee members of our board of directors to own shares equal in value to four times their annual fee. Directors are expected to attain the required share ownership level within five years of joining our board of directors. Each of our directors is in compliance with this program.

The following table sets forth our non-management directors’ compensation for 2014.

Name	Fees Earned or Paid in Cash(1) ($)	Restricted Stock Unit Awards (RSUs)(2) ($)	Option Awards(2) ($)	Total ($)
James Foy	50,000	134,997	—	184,997
Ann B. Lane	50,000	134,997	—	184,997
John J. McDonnell, Jr.	50,000	134,997	—	184,997
Joseph P. Payne	50,000	134,997	—	184,997
James David Power III	50,000	134,997
Howard L. Tischler	50,000	134,997	—	184,997
Barry Zwarenstein	50,000	134,997	—	184,997
Mary Cirillo-Goldberg(3)	21,250	—	—	21,250

(1)	Amount includes the following fees deferred under the Directors’ Deferred Compensation Plan: James Foy, Howard Tischler and Joseph P. Payne have each deferred the full cash portion of their non-management director compensation for 2014 into 1,100 deferred stock units and Mary Cirillo-Goldberg has deferred the full cash portion of her non-management director compensation for 2014 into 474 deferred stock units.
(2)	Amounts represent the aggregate grant date fair value of RSU awards. Fair value is calculated in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the date of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported, refer to Notes 2 and 14 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014. The following chart shows the details for each director’s outstanding options and RSUs as of December 31, 2014.

Name	Unvested RSUs(i)	Outstanding Stock Options
James Foy	3,403	30,000
Ann B. Lane	3,403	0
John J. McDonnell, Jr.	3,403	0
Joseph P. Payne	3,403	30,000
James David Power III	3,403	50,000
Howard L. Tischler	3,403	40,000
Barry Zwarenstein	3,403	0
Mary Cirillo-Goldberg	0	50,000

(i)	Mary Cirillo-Goldberg, James Foy, James David Power III, Barry Zwarenstein and Ann Lane each have deferred their equity compensation beginning in 2010. In addition to the unvested RSUs set forth in the chart above, Mr. Power and Mr. Foy each have 23,448 share units deferred, Mr. Zwarenstein has 14,749 share units deferred, and Ms. Lane has 8,699 share units deferred. Ms. Cirillo-Goldberg had deferred 23,448 share units upon ending her tenure on the board of directors in June 2014 and received these deferred shares in one lump distribution. She did not receive a new award of RSUs in 2014.
(3)	Mary Cirillo-Goldberg ended her tenure on the board of directors on June 3, 2014.

On August 19, 2014 the Compensation Committee approved a new compensation structure for non-management directors. The new compensation structure is set forth below and went into effect on January 1, 2015.

Annual Fee:	$55,000 per director. The Lead Director receives an additional $20,000 annual fee.
Initial Equity Grant:	Options having a grant date award value of $360,000. The grant date award value is converted into an actual number of options using the accounting value of the options as determined under the same Black-Scholes-Merton model that is used for purposes of valuing the options in our financial statements. The options will be exercisable through the end of the term of the option without a continued service requirement.
Annual Equity Grant:	Restricted stock units having a grant date award value of $180,000 based on the closing price of a share of our common stock on the date of the Annual Meeting. This grant vests on the day of the following Annual Meeting, subject to the director’s continued service on the board of directors.
Committee Retainers:	Committee chairs and members receive the additional annual retainers set forth in the table below. Chair retainers are in lieu of, and not in addition to member retainers.

Committee	Chair	Member
Audit	$20,000	$10,000
Compensation	$15,000	$7,500
Nominating and Corporate Governance Committee	$10,000	$5,000
Investment	$15,000	$7,500

AUDIT COMMITTEE REPORT

The Audit Committee of Dealertrack Technologies, Inc. hereby reports as follows:

1. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited consolidated financial statements with the company’s management.

2. The Audit Committee has discussed with the company’s independent registered public accounting firm the overall scope of and plans for its audit. The Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the company’s financial reporting process and internal accounting controls in addition to other matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committee, as adopted by the Public Company Accounting Oversight Board.

3. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP, or PwC, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

4. All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, Audit Committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. For each category of proposed service, the independent registered public accounting firm is required to confirm that the provision of such services does not impair their independence.

5. Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the board of directors of Dealertrack Technologies, Inc., and the board of directors has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Respectfully submitted by the Audit Committee,

Barry Zwarenstein (chairperson)
Ann B. Lane
John J. McDonnell, Jr.

Pursuant to the rules of the SEC, the foregoing Audit Committee Report is not deemed “soliciting material,” is not “filed” with the SEC, is not subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and is not incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the company specifically requests that it be treated as soliciting material or specifically incorporates it by reference into a filing under the Securities Act or Exchange Act.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees billed by PwC for 2014 and 2013:

	2014	2013
Audit fees(1):	$2,065,250	$1,264,000
Audit-related fees(2):	0	120,000
Tax fees:	0	0
All other fees(3):	2,000	2,000
Total:	$2,067,250	$1,386,000

(1)	Audit fees consisted of audit work performed on our consolidated financial statements, as well as work normally performed by the independent registered public accounting firm in connection with statutory and regulatory filings, including work related to acquisitions.
(2)	Audit-related fees consisted of due diligence and attestation services not required for statutory or regulatory purposes.
(3)	All other fees are related to licensing technical accounting software.

All of the audit-related and other services that PwC provided to us in 2014 and 2013 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee, on an annual basis, approves the “Pre-approval Policies and Procedures” as well as a related Exhibit which identifies the nature of services which are considered pre-approved. These services include, but are not limited to, audit services such as those associated with SEC registration statements, periodic reports and other documents filed with the SEC, as well as consultations with the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards interpretations by the SEC, FASB or other regulatory or standard settings bodies. These services include, but are not limited to, non-audit services such as due diligence services pertaining to potential acquisitions of complete businesses or significant investments in businesses, joint ventures or strategic alliances. No tax services are pre-approved. Services not on the pre-approval Exhibit are not pre-approved. Pre-approved services up to $100,000 can be provided by the independent registered public accounting firm under the pre-approval policy without additional approval. The Audit Committee chair can approve additional amounts between committee meetings at his discretion. All services performed by independent registered public accounting firm are reviewed with the Audit Committee at each meeting date, where any necessary additional approvals are requested.

PROPOSAL TWO: RATIFICATION
OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected PwC to serve as our independent registered public accounting firm for the 2015 fiscal year. Additional information concerning the Audit Committee and its activities with PwC can be found in the “Audit Committee Report” on page 15 and the section titled “Principal Accountant Fees and Services” on page 16.

The Sarbanes-Oxley Act of 2002 and Section 10A of the Exchange Act require that the Audit Committee of the board of directors be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Ratification by the stockholders of the selection of PwC is not required by law, our bylaws or otherwise. However, the board of directors is submitting the selection of PwC for stockholder ratification to ascertain stockholders’ views on the matter.

A representative of PwC will attend the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our board of directors recommends that you vote FOR the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

PROPOSAL THREE:
ADVISORY VOTE ON THE COMPENSATION
OF EXECUTIVE OFFICERS

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to vote to approve on an advisory, nonbinding basis, the compensation of our Named Executive Officers, as we have described it in the “Executive Compensation” section of this Proxy Statement, beginning on page 38. This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on our Named Executive Officers’ compensation. The vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. The board of directors has adopted a policy providing for annual say-on-pay votes. Unless the board of directors modifies this policy, the next say-on-pay vote will be held at our 2016 Annual Meeting of Stockholders.

Compensation Philosophy

As described in the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” our executive compensation program is designed to:

•	Attract and retain top contributors to ensure that we have high caliber executives;
•	Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;
•	Align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives and rewarding executives when stockholder value increases;
•	Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to company and individual performance based on position responsibilities and ability to influence financial and organizational results;
•	Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives; and
•	Reinforce our innovative and entrepreneurial culture.

As further described in the Compensation Discussion and Analysis section below, some of the key features of our executive compensation program include:

•	Variable compensation. A majority of all Named Executive Officer total direct compensation is “variable” (i.e., contingent upon our meeting performance targets or stockholder value).
•	Pay for performance. Our executives are paid an annual cash bonus only if we achieve specific performance goals. The performance goals are approved in advance by the Compensation Committee based on our business and operating plans, which are reviewed and approved by the full board of directors. The financial performance goals are currently based on free cash flow and revenue. For 2014, the Named Executive Officers were awarded between 75% to 80% of their target annual bonuses. Even though the annual bonus plan pool funded at approximately 110% of target based on our performance, the payout percentage for the Named Executive Officers was between 20% to 25% below their target bonuses as a result of the Compensation Committee’s exercise of discretion to reduce actual bonuses due to our below target free cash flow performance.
•	Performance-Based Equity incentives. Approximately two-thirds of each Named Executive Officer’s annual equity award grant date value consists of performance-based stock units and performance-based stock options, and all long-term awards are payable in shares of common stock and are designed to align the interests of our Named Executive Officers with the interests of our stockholders.

Please see our “Compensation Discussion and Analysis” (beginning on page 23), the compensation tables and related narrative disclosures for detailed information about our executive compensation programs, including information about the fiscal 2014 compensation of our Named Executive Officers.

Accordingly, we are requesting your nonbinding vote on the following resolution:

“RESOLVED, that the stockholders of Dealertrack Technologies, Inc. approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in this Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures.”

This say-on-pay vote is advisory and, therefore, not binding on the company, our board of directors, or the Compensation Committee of the board of directors. Our board of directors and Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions and arrangements.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our board of directors recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

EXECUTIVE OFFICERS

The following individuals serve as our executive officers:

Name	Age	Title
Mark F. O’Neil	56	Chairman of the Board and Chief Executive Officer
Mark Furcolo	53	Executive Vice President, Lender Solutions
Rick Gibbs	39	Co-President
Eric D. Jacobs	47	Executive Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer
Amit Maheshwari	40	Senior Vice President, Corporate Strategy, Business Development and OEM Relations
Richard McLeer	49	Executive Vice President, Technology and Service Solutions, Chief Information Officer
Kristin Halpin Perry	45	Senior Vice President, Human Resources
Raj Sundaram	48	Co-President

Mark F. O’Neil has served as our Chairman of the Board and Chief Executive Officer since November 2014 and has served as a member of the board of directors since August 2001. From May 2005 to November 2014, Mr. O’Neil served as our Chairman of the Board, President and Chief Executive Officer. From August 2001 to November 2014, Mr. O’Neil served as our Chief Executive Officer and President. In connection with the appointment of Co-Presidents, Richard Gibbs and Raj Sundaram, Mr. O’Neil stepped down from his position as President effective as of November 12, 2014. Mr. O’Neil began his career at Intel Corporation, where he first developed knowledge of the technology industry. He subsequently worked for McKinsey & Co. before moving to the automotive industry in the late 1980s. His experience in the automotive industry includes serving as President of Ertley MotorWorld, a dealer group based in Pennsylvania. From this traditional retail dealer group, Mr. O’Neil went on to co-found and lead the development and rollout of CarMax, Inc., a publicly-held used automobile retailer. From June 2000 through January 2001, Mr. O’Neil was President and Chief Operating Officer of Greenlight.com, an online automotive sales website. From January 2012 until November 2014, Mr. O’Neil served as a director of Chrome Data Solutions LP, Chrome Data Operating, LLC and AutoChrome Company, each of which is 50% owned by Chrome Systems, Inc., a wholly-owned subsidiary of Dealertrack Technologies, Inc. Mr. O’Neil also serves as a director of DealerTire LLC, a privately held company. Mr. O’Neil holds a BS in Industrial Engineering from Worcester Polytechnic Institute and an MBA from Harvard Business School.

Mark Furcolo has served as our Executive Vice President, Lender Solutions, since January 2013. Mr. Furcolo served as Senior Vice President, Processing Solutions Group, from February 2011 to January 2013. From December 2008 through its acquisition by us in February 2011, Mr. Furcolo served as the Chief Executive Officer of triVIN, Inc. Mr. Furcolo also held the position of President and Chief Operating Officer of General Systems Solutions, Inc. (“GSS”), a subsidiary of triVIN, from March of 2007 through the acquisition. Mr. Furcolo served as Vice President and Chief Financial Officer of triVIN from June 1998 through March 2007, and as the Chief Financial Officer of GSS from November 1995 through March 2007. Mr. Furcolo joined GSS in June 1992 as its Controller and Finance Manager. Before joining GSS, Mr. Furcolo served as a commercial loan officer of Fleet Bank from June 1989 to June 1992. Before joining Fleet Bank, Mr. Furcolo was an adjunct faculty member at the University of Rhode Island where he instructed courses on software development. Mr. Furcolo holds a BA and MBA from the University of Rhode Island.

Richard (Rick) Gibbs has served as our Co-President since November 2014. Mr. Gibbs served as Executive Vice President, Digital Marketing Solutions, from the closing of the DDC acquisition on March 1, 2014 until November 2014. Mr. Gibbs was a founding member of DDC in February 1999, served as a Developer from February 1999 to 2001, its Executive Vice President and Chief Technology Officer from 2001 to May 2010, its President from May 2010 to March 2014, and its Chief Executive Officer from December 2012 to March 2014. During his tenure with DDC, Mr. Gibbs was responsible for the success of DDC’s digital marketing platform, guided DDC’s digital and social advertising initiatives, built out the leadership team, and was instrumental in bringing on and cultivating key employees of DDC. Prior to co-founding DDC, Mr. Gibbs was a consultant at Noblestar. Mr. Gibbs holds a BS in Computer Engineering and minor in Software Engineering from Clarkson University.

Eric D. Jacobs was named Executive Vice President, Chief Financial & Administrative Officer, and Treasurer in 2013. He served as Senior Vice President and Chief Administrative Officer since January 2009 and has also served as Chief Financial Officer and Treasurer since March 2009. From January 2004 through January 2009, Mr. Jacobs served as our Senior Vice President, General Counsel and Secretary. From August 2006 through January 2009, Mr. Jacobs also served as President of Dealertrack Canada, Inc., our Canadian subsidiary, formerly known as dealerAccess Canada, Inc. From April 2002 to December 2003, Mr. Jacobs served as our Vice President, General Counsel and Secretary. Mr. Jacobs was a corporate law associate at the international law firm of O’Melveny & Myers LLP from August 1998 to April 2002. Prior to becoming an attorney, Mr. Jacobs was an audit manager and CPA at KPMG LLP. Mr. Jacobs holds a BS in Business Administration with a major in Accounting, magna cum laude, from Rider University and a JD, with honors, from the Rutgers School of Law-Newark.

Amit Maheshwari has served as Senior Vice President of Corporate Strategy, Business Development & Enterprise Solutions since June 2014. From April 2012 through June 2014, Mr. Maheshwari served as Vice President, General Manager of Digital Retail and Corporate Strategy. From November 2009 through April 2012, Mr. Maheshwari served as Senior Director, General Manager of Dealertrack Data Services and from July 2007 through November 2009, Mr. Maheshwari served as Director, General Manager of Dealertrack Accessories Solutions. From 2005 through July 2007, Mr. Maheshwari served as Founder and President of AutoStyleMart, a company that sold e-commerce software to auto dealers for automotive accessories, until its acquisition by Dealertrack. Prior to founding AutoStyleMart, Mr. Maheshwari was the Founder and President of i-Vantage, Inc., a company that provided outsourcing and management consulting services to software companies in the automotive and healthcare verticals, from 2001 through 2005. Mr. Maheshwari was an associate at Mainspring Communications, Inc. from 2000 – 2001 and a part of the General Electric Company Information Management Leadership Program in the Healthcare Division from 1997 through 2000. Mr. Maheshwari holds a B.S. in Electrical Engineering from Marquette University in Wisconsin and a Masters in Business Administration from Columbia University in New York.

Richard McLeer has served as our Executive Vice President, Technology and Service Solutions and Chief Information Officer since January 2013. Mr. McLeer served as Senior Vice President and Chief Information Officer from January 2009 to January 2013. From August 2006 through January 2009, Mr. McLeer served as Senior Vice President, Strategy & Development. From April 2005 to August 2006, Mr. McLeer served as Vice President, Credit and Contract Solutions for Dealertrack, Inc., and served as our National Lender Development Manager from February 2001 to April 2005. From 1996 to 2001, Mr. McLeer was Senior Vice President and National Product Director for the Bank of America Auto Group, and previously held a variety of marketing, sales and business development positions at Bank of America. Prior to that, Mr. McLeer worked at Trans Union Corporation from 1993 to 1996. Since November 2014, Mr. McLeer has served as a director of Chrome Data Solutions LP, Chrome Data Operating, LLC and AutoChrome Company, each of which is 50% owned by Chrome Systems, Inc., a wholly-owned subsidiary of Dealertrack Technologies, Inc. Other previous experience includes two years serving as controller of Ellesse, U.S.A., a division of Reebok, and four years in public accounting. Mr. McLeer holds a BS in Accounting from Hofstra University.

Kristin Halpin Perry has served as our Senior Vice President, Human Resources and Internal Communications since June 2014. From March 1, 2014 through June 1, 2014, Ms. Perry served as the Vice President, Human Resources, Digital Marketing Solutions. Ms. Perry served as DDC’s Chief Talent Officer from June 2010 until the closing of the DDC acquisition on March 1, 2014. She served as a Sr. Director, Human Resources at Development Alternative, Inc. in Washington, DC from 2009 through June 2010. From 2007 to 2008, she served as an expatriate in Hong Kong for Expedia Inc. From 1997 until its acquisition by GE Healthcare IITS in 2006, Ms. Perry served as a Director Human Resources of IDX Systems Corporation. Ms. Perry holds a BS and AS in Business Administration from St. Michael’s College and Champlain College.

Rajesh (Raj) Sundaram has served as our Co-President since November 2014. Mr. Sundaram served as Executive Vice President, Dealer Solutions, Sales and Marketing from January 2013 to November 2014. Mr. Sundaram also served as Senior Vice President, Solutions and Services Group, from January 2009 to January 2013. From August 2006 through January 2009, Mr. Sundaram served as Senior Vice President, Dealer Solutions. Mr. Sundaram served as President of Automotive Lease Guide (alg), Inc. and President of Automotive Lease Guide (alg), LLC from 2002 until its acquisition by us in May 2005, and continued to hold those positions from May 2005 to August 2006. Prior to joining alg as Vice President and General Manager in 1999, Mr. Sundaram served as Senior Manager, Strategic Planning and Pricing at Nissan North America, Inc. from 1997 to 1999, and held various positions in financial planning including Finance Manager, Infiniti division at Nissan North America, Inc. from 1994 to 1997. Mr. Sundaram previously held roles in the controller’s office of the Ford division of Ford Motor Company from 1991 to 1994. Since November 2014, Mr. McLeer has served as a director of Chrome Data Solutions LP, Chrome Data Operating, LLC and AutoChrome Company, each of which is 50% owned by Chrome Systems, Inc., a wholly-owned subsidiary of Dealertrack Technologies, Inc. Mr. Sundaram holds a BS and MS in Accounting from the University of Mumbai in India and an MBA in Finance from Lehigh University.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss and analyze the compensation awarded or paid to each of our Named Executive Officers in 2014. Throughout this Proxy Statement, references to our Named Executive Officers refer to:

•	Mark F. O’Neil	Chairman and Chief Executive Officer
•	Eric D. Jacobs	Executive Vice President, Chief Financial and Administrative Officer and Treasurer
•	Raj Sundaram	Co-President
•	Rick Gibbs	Co-President
•	Richard McLeer	Executive Vice President, Technology and Service Solutions, and Chief Information Officer

The Executive Summary that follows provides an overview of our performance and its relationship with our compensation decisions and practices. Following the Executive Summary, we will review each element of compensation. The Compensation Discussion and Analysis should be read together with the information in the Summary Compensation Table, the other executive compensation tables and related disclosures set forth below.

Executive Summary

Company Performance

The following is a summary of the company’s recent significant financial and strategic achievements:

•	Revenue increased 77%, from $481.5 million in 2013 to $854.4 million in 2014.
•	Our adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $192.6 million and our adjusted EBITDA margin as a percentage of revenue was approximately 23% in 2014, compared to adjusted EBITDA of $117.7 million, which represented 24% of revenue in 2013. Please see Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 23, 2015 for a reconciliation of adjusted EBITDA to U.S. GAAP (generally accepted accounting principles) financial measure of net income.
•	We successfully completed our acquisition of DDC on March 1, 2014. DDC is a leading provider of comprehensive digital marketing and website solutions and services for the automotive retail industry. As a result of our acquisition of DDC, we have significantly expanded our digital marketing offerings to include a uniquely connected family of digital advertising solutions and services, tapping into the growing digital advertising market in support of our dealer customers. We believe the acquisition of DDC will allow us to deliver the most advanced solutions for dealers, original equipment manufacturers (“OEMs”), and car shoppers.
•	We successfully acquired Incadea plc, a public limited company organized under the laws of Jersey, Channel Islands (“Incadea”), in January 2015. This transaction was announced in December 2014. Incadea is a leading provider of DMS (dealership management system) software and services to the global automotive retail market. Incadea has long-term relationships with a number of global OEMs and serves more than 75,000 end-users. Through this acquisition, the number of countries in which our solutions are used increased to over 90, giving us a significant presence in Europe and the Asia-Pacific region.
•	We continued to expand our team member base in 2014, adding more than 1,350 team members through hiring and acquisitions.
•	The acquisitions completed and announced in 2014, in combination with our other internal achievements, bring us closer to executing on our strategic vision of delivering a comprehensive and integrated suite of market-leading technologies to the automotive industry.

Key Governance Features of Our Executive Compensation Program

•	Variable compensation. A majority of all Named Executive Officer total direct compensation is “variable,” (i.e., contingent upon our meeting performance targets or stockholder value). A small percentage of total target direct compensation (23% in the case of the Chief Executive Officer and 28% on average for the other Named Executive Officers) is paid out as base salary that is not contingent upon the achievement of specific performance goals or tied to our stock price.
•	Pay for performance. Our executives are paid an annual cash bonus only if we achieve specific performance goals. The performance goals are approved in advance by the Compensation Committee based on our business and operating plans, which are reviewed and approved by the full board of directors. The financial performance goals are based on free cash flow and revenue. For 2014, the Named Executive Officers were awarded between 75% to 80% of their target annual bonuses. Even though the annual bonus plan pool funded at approximately 110% of target based on our performance, the payout percentage for the Named Executive Officers was between 20% to 25% below their target bonuses as a result of the Compensation Committee’s exercise of discretion to reduce actual bonuses due to our below target free cash flow performance and other reasons. The 2014 annual bonus payout percentage for the Named Executive Officers was also below our 2013 payout levels, when our 2013 named executive officers received annual bonus payouts ranging from between 118% to 136% of their target bonus awards.
•	Performance-Based Equity incentives. Approximately two-thirds of each Named Executive Officer’s annual equity award grant date value consists of performance-based stock units and performance-based stock options, and all long-term awards are payable in shares of common stock and are designed to align the interests of our Named Executive Officers with the interests of our stockholders.
•	Use of peer groups. We have selected a peer group of companies with similar market capitalization or scope of operations to us against which to benchmark our Named Executive Officers’ compensation. We set executive target total direct compensation at levels the Compensation Committee believes are appropriate relative to the targeted total compensation paid to similarly situated executives of our peer companies, giving consideration to market and other factors described below as well.
•	No single-trigger change in control cash benefits. Our change in control cash severance benefits are “double triggered” in that they are only payable if a Named Executive Officer’s employment is terminated following a change of control.
•	Executive stock ownership guidelines. The company maintains stock ownership requirements for members of the senior management team, including all vice presidents and executive officers. Our Chief Executive Officer is required to hold shares with a value equal to six times his base salary, and the other Named Executive Officers are required to hold shares with a value equal to two and a half times their respective base salaries.
•	Independent Compensation Committee. Compensation decisions for our Named Executive Officers are made by our independent Compensation Committee.
•	Independent Compensation Committee consultant. To assist in the performance of its duties, the Compensation Committee engages its own independent consultant, F.W. Cook. The consultant reports directly to the Compensation Committee and provides no services to the company or management.
•	Clawback policies. We have a clawback policy in place that applies to all of the Named Executive Officers and our other executive officers. The clawback policy gives the Compensation Committee the right to recoup incentive compensation, whether it be in the form of cash or equity in the event of a material restatement of our financial results.

•	Risk mitigation. As described in further detail below, we believe the mix and design of our compensation programs serve to mitigate operational, financial, legal and regulatory, and strategic and reputational risks. In addition, we believe our stock ownership guidelines and clawback policies help mitigate risk.

Impact of 2014 “Say on Pay” Vote

At our 2014 annual meeting, approximately 99.2% of the votes cast on the 2014 “say-on-pay vote” voted in favor of the compensation of our Named Executive Officers. This high degree of stockholder support for our executive compensation program is consistent with the results of our 2013 say-on-pay vote, where approximately 98.9% of the votes cast voted in favor of the compensation of our Named Executive Officers. The Compensation Committee considered the results from these votes and the overwhelming support expressed by stockholders on our approach to compensation and decided not to make any material changes to our executive compensation program in 2014. In the future, we will continue to consider the outcome of our say-on-pay votes and other stockholder feedback when making compensation decisions regarding the Named Executive Officers.

Objectives of Our Executive Compensation Program

Our compensation program for our executives is designed to achieve the following objectives:

•	Attract and retain top contributors to ensure that we have high caliber executives;
•	Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;
•	Align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives and rewarding executives when stockholder value increases;
•	Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to company and individual performance based on position responsibilities and ability to influence financial and organizational results;
•	Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives; and
•	Reinforce our innovative and entrepreneurial culture.

Determination of Compensation

Role of Compensation Committee in Compensation Decisions

The Compensation Committee of our board of directors makes all compensation decisions regarding senior management, which includes our Named Executive Officers and other senior officers of the company reporting directly to our Chief Executive Officer. Each member of the Compensation Committee is an independent, non-employee director. As described below, the Compensation Committee considers the Chief Executive Officer’s recommendations in determining the compensation of the other Named Executive Officers. The Compensation Committee’s decisions regarding the compensation of our Named Executive Officers are made outside the presence of the applicable officer. The Compensation Committee is responsible for approving our executive compensation program and general compensation policies, all new or materially amended broad-based compensation plans, and the performance measures used in our executive compensation programs. The Compensation Committee also reviews the long-term incentive program, the deferred compensation program and the payments that would be required to be paid to the Named Executive Officers under various termination and change in control scenarios.

Role of Executive Officers in Compensation Decisions

On an annual basis, in concert with our Chief Executive Officer, our Named Executive Officers engage in a process whereby they participate in setting corporate goals, recommending goals for their respective business or function, and recommending their individual performance goals for the year to come. These goals are then presented to the Compensation Committee or our board of directors for their consideration and approval, which may involve modifying the performance goals. Following the completion of our fiscal year, our Named Executive Officers formally assess the extent to which each Named Executive Officer believes his individual goals were met. Our Chief Executive Officer reviews and discusses these self-assessments with each of our Named Executive Officers and makes recommendations to the Compensation Committee concerning compensation of the Named Executive Officers other than himself. The Compensation Committee takes these recommendations into account in determining base salaries, cash incentive awards and equity-based awards for our Named Executive Officers. Our Human Resources officer also works with the Compensation Committee and its independent compensation consultant, F.W. Cook (as further described below), to ensure that the Compensation Committee is provided with appropriate information upon which to base its decisions.

Role of Independent Compensation Consultant in Compensation Decisions

The Compensation Committee engaged F.W. Cook, an independent executive compensation consulting firm, to advise the Compensation Committee on matters related to Chief Executive Officer and other executive compensation with respect to 2014. As advisor to the Compensation Committee, F.W. Cook reviews the total compensation strategy and pay levels for the Named Executive Officers, informs the Compensation Committee of developing legal and regulatory considerations affecting executive compensation and benefit programs as well as compensation trends and best practices, and provides general advice to the Compensation Committee with respect to all compensation decisions pertaining to the Named Executive Officers. F.W. Cook also provides input on non-employee director compensation, proposed meeting agendas and presentation materials submitted by management to the Compensation Committee.

To safeguard the independence of F.W. Cook, the Compensation Committee retains the consultant and has the sole authority to terminate its engagement. The Compensation Committee determines the terms and conditions of the consultant’s engagement, including the fees charged. F.W. Cook reports directly to the Compensation Committee and provides no services to the company or management. The Compensation Committee has assessed the independence of F.W. Cook pursuant to SEC and NASDAQ rules and concluded that no conflict of interest exists with respect to its services to the Compensation Committee.

Role of Benchmarking Against Peer Companies in Compensation Decisions

Our selection criteria for peer companies generally require companies with similar revenues or market capitalization to be in our peer group because we believe that the complexity of executives’ roles tends to correspond with the size of the company. Certain peer companies that fall outside the revenue/market capitalization range may still be included in the peer group from time to time if they are very similar to us in terms of business model, industry or scope of operations.

For 2014 compensation decisions, we used a peer group of 15 appropriately sized publicly traded business services companies from the Software and Services GICS group. This peer group was selected by the Compensation Committee following a peer group review by F.W. Cook. Our peer group for 2014 compensation planning included the following companies:

ACI Worldwide	Digital River	Solera Holdings
Advent Software	Fair Isaac Corporation	RealPage
Athenahealth	j2 Global	Synchronoss Technologies
Blackbaud	Liquidity Services	Tyler Technologies
CSG International	Medidata	WEX Inc.

Following our March 2014 acquisition of DDC, the Compensation Committee directed F.W. Cook to perform another review of our compensation peer group. The Compensation Committee engaged F.W. Cook to perform this additional peer group review as a result of the size and transformative nature of the DDC acquisition, and in order to make sure our peer group was appropriately structured to reflect the post-acquisition company. As part of its review, F.W. Cook reviewed companies for inclusion based on (1) a “peer of peer” analysis focusing on companies that consider us a compensation peer, and (2) a review of companies classified in the Internet Software & Services, Data Processing & Outsourced Services and Application Software GICS sub industries with revenues between 0.5 times and 2 times our post-acquisition revenues and with between 0.33 times and 3 times our market capitalization at the time of the August 2014 review. As a result of F.W. Cook’s review, the Compensation Committee selected the following companies as our new post-acquisition peer group for compensation planning purposes:

ACI Worldwide	CoreLogic	RealPage
Advent Software	CSG International	SS&C Tech.
Athenahealth	Fair Isaac Corporation	Synchronoss Technologies
Blackbaud	Informatica Corp.	TIBCO Software
Concur Technologies	j2 Global	Tyler Technologies
Conversant	Solera Holdings	WEX Inc.

We believe this new 18-company peer group is reasonable from both size and business perspectives, as our post-acquisition EBITDA and market capitalization approximate the median of this peer group of companies, while our post-acquisition total revenues approximate the 75th percentile of this peer group of companies. We also believe having an 18-company peer group (rather than a 15-company peer group) will result in less volatility in the peer compensation data and produce a more statistically relevant data set.

Annually, the Compensation Committee reviews each Named Executive Officer’s base salary, incentive bonus and equity incentive awards with the guidance of the Compensation Committee’s independent consultant. As part of this review, the Compensation Committee also reviews survey compensation data included in the Radford Technology Industry Survey. While we generally aim to set each Named Executive Officer’s target total direct compensation around the median of the levels paid to similarly situated executives in our peer group (with lower positioning of target cash compensation typically offset by higher positioning of long-term incentive grants), such data is intended to serve as one of several reference points to assist the Compensation Committee in its discussions and deliberation. The Compensation Committee reserves flexibility to vary from this positioning based on a variety of factors including prior year compensation targets, the Named Executive Officer’s overall performance, changes in roles or responsibilities, and prior year short- and long-term incentive payments. For 2014, we believe each Named Executive Officer’s target total direct compensation opportunity is approximately at, or slightly below, the median of the target total direct compensation opportunities provided to similarly situated executives in our peer group.

In making compensation decisions, the Compensation Committee considers all elements of executive compensation, including forms of indirect compensation, such as severance and change in control provisions. The Compensation Committee uses peer group information to ensure that the compensation program for our Named Executive Officers is competitive in our industry and the areas in which we compete for talent, and reflects the scope and responsibilities of each executive’s role.

Description and Analysis of our 2014 Compensation Decisions

This section describes the components of our executive compensation program, the way in which the Compensation Committee makes decisions about each component, the philosophy behind each component, and the way these decisions and philosophies were applied to each Named Executive Officer.

Base Salary

The Compensation Committee believes that payment of competitive base salaries is an important element in attracting, retaining and motivating our executive officers. The Compensation Committee also believes that having a certain level of fixed compensation allows our Named Executive Officers to dedicate their full-time business attention to our company. Each Named Executive Officer’s base salary is designed to provide the executive with a fixed amount of annual compensation that is competitive within the marketplace. The annual base salary for each Named Executive Officer is the primary form of fixed compensation. Base salaries represent 23% of the total target direct compensation opportunity for the Chief Executive Officer and 28%, on average, of the target total direct compensation opportunity for the other Named Executive Officers.

In setting base salaries and determining merit increases for our Named Executive Officers, the Compensation Committee takes into account a variety of factors, including:

•	level of responsibility;
•	individual and team performance; and
•	general levels of salaries and salary changes relative to executives with similar responsibilities at peer group companies.

Our Compensation Committee reviews base salary levels annually, but only makes adjustments based on performance, market trends and surveys of peer group compensation levels. Base salary may be adjusted during the year if a change in the scope of the Named Executive Officer’s responsibilities justifies such consideration.

After taking into consideration the factors listed above, the Compensation Committee, based on the Chief Executive Officer’s recommendation for Named Executive Officers other than himself, granted the Chief Executive Officer a 2014 base salary increase of 3.3% and granted the other Named Executive Officers (other than Mr. Gibbs) salary increases on average of approximately 5.3%. Mr. Gibbs began employment with us on March 1, 2014 upon the closing of the DDC acquisition. While employed by DDC as its Chief Executive Officer, Mr. Gibbs was paid an annual base salary of approximately $377,000. Upon joining us, Mr. Gibbs’ base salary was reduced to $340,000 in order to appropriately position his base salary relative to our other Named Executive Officers.

For 2015, the Chief Executive Officer was not awarded any base salary increase, while the base salary levels for our other Named Executive Officers increased by an average of approximately 11.3%.

Annual Incentive Bonus Plan

Overview of Incentive Bonus Plan Design

Annual incentive bonuses are paid to reward achievement of critical shorter term operating, financial, strategic, and individual performance objectives that are expected to contribute to stockholder value creation over time.

The Compensation Committee believes variable incentive pay should be a significant portion of each Named Executive Officer’s annual target cash compensation. The annual incentive bonus targets are established for the Named Executive Officers each year. In 2014, the Named Executive Officers’ target bonuses ranged from 60% to 100% of their respective base salaries, and for those Named Executive Officers with assigned maximum bonuses, such bonuses ranged from 175% to 210% of their respective target bonuses. The differences in the target and maximum bonus opportunities among the Named Executive Officers as a percentage of their base salaries are due to seniority, as our more senior executive officers generally have a higher target and maximum bonus opportunity as a percentage of base salary than less senior executive officers.

Bonuses for the Named Executive Officers and our other bonus eligible employees are funded through the creation of a company-wide annual incentive bonus pool. The bonus plan pool is determined based on the company’s achievement of (a) a free cash flow target and (b) a total company revenue target for the year, as described below, which determines the percentage of target for funding the pool. For 2014, the free cash flow goal was weighted 40% and the total company revenue goal was weighted 60% in this determination. The 60% weighting for the revenue goal and 40% weighting for the free cash flow goal represents a change from the prior year, when the revenue and free cash flow goals were weighted equally. The Compensation Committee determined to increase the weighting of the revenue goal for 2014 in order to reflect the importance of revenue growth as a driver of our success, and to incentivize the Named Executive Officers to achieve annual revenue growth. Free cash flow was retained as the performance metric for 40% of the bonus pool weighting in order to continue to focus the executives on achieving annual earnings growth as measured by free cash flow.

Once the bonus pool funding level is determined based on our free cash flow and total revenue performance, our Compensation Committee may then modify this result based on overall company performance. For example, the Compensation Committee retains the discretion to reduce the bonus pool funding level based on its assessment of the company’s performance during the year measured against other subjective or objective performance metrics. Each Named Executive Officer’s bonus award is preliminarily calculated by multiplying the officer’s annual base salary by the officer’s target award percentage, and then multiplying that product by the bonus pool funding level determined by the Compensation Committee as described above. A Named Executive Officer’s bonus may then be further modified based upon individual performance. For example, based on its assessment of the company’s and each individual’s performance during the year, the Compensation Committee retains the discretion to reduce each Named Executive Officer’s (or the entire group of Named Executive Officers’) actual bonus amount to an amount less than the bonus that would be payable at the overall company-wide bonus pool level determined by the Compensation Committee.

Free Cash Flow Component

The Compensation Committee uses free cash flow as a key metric to review and assess the company’s operating performance and the management team’s performance because it provides useful information with respect to the performance of the company’s fundamental business activities, and is frequently used by equity research analysts and others in evaluating the company. Free cash flow is calculated as adjusted EBITDA less capital expenditures. Adjusted EBITDA is defined in our quarterly and annual financial filings with the SEC. Our free cash flow target for 2014 for purposes of funding the annual incentive bonus pool was $100.1 million. This target represents an approximate 50.5% increase over the free cash flow target that was established under our 2013 annual incentive bonus plan. The company was required to achieve a threshold of at least 82.5% of this target in order for there to be any funding of the annual incentive bonus pool from free cash flow, and the company was required to achieve at least 112.5% of this target for there to be maximum funding of the free cash flow component. The 82.5% threshold funding percentage and 112.5% maximum funding percentage reflect a decision by the Compensation Committee to narrow the free cash flow performance curve this year by 2.5% relative to last year, when the threshold funding percentage was 80% and the maximum funding percentage was 115%.

The free cash flow bonus pool contribution, which constituted 40% of the total bonus pool contribution, was determined as follows:

2014 Company Free Cash Flow	Free Cash Flow Bonus Pool Contribution
Less than $82.6 million	None
$82.6 million	25%
Between $82.6 million and $100.1 million	Straight line interpolation between 25% and 100% of the target bonus pool contribution
$100.1 million	100% of the target bonus pool contribution
Between $100.1 million and $112.6 million	Straight line interpolation between 100% and each employee’s maximum bonus as a% of their target bonus
Over $112.6 million (maximum)	Each employee’s maximum bonus as a% of their target bonus

Total Revenue Component

The Compensation Committee uses total revenue as the other key metric to review and assess the company’s operating performance and the management team’s performance because our total revenue reflects the extent to which we have been able to grow our businesses and increase our presence in the markets we serve, both of which are drivers of our success. Total revenue is calculated in the same manner as for purposes of our consolidated financial statements. Our total revenue target for 2014 for purposes of funding the annual incentive bonus pool was $827 million. This target represents an approximate 75.8% increase over the total revenue target that was established under our 2013 annual incentive bonus plan. The company was required to achieve a threshold of at least 94.5% of this target in order for there to be any funding of the annual incentive bonus pool from total revenue, and the company was required to achieve at least 103.5% of this target for there to be maximum funding of the total revenue component. Like with free cash flow, the 94.5% threshold funding percentage and 103.5% maximum funding percentage reflected a decision by the Compensation Committee to narrow the total revenue performance curve for 2014. Under our 2013 annual bonus plan, the threshold total revenue funding percentage was 90% and the maximum total revenue funding percentage was 107.5%. The total revenue funding percentages for 2014 reflect a 4.5% increase in the threshold level (which means higher below-target achievement is required to attain any funding) and only a 4% decrease in the maximum level.

The total revenue bonus pool contribution, which constituted the other 60% of the bonus pool contribution, was determined as follows:

2014 Total Company Revenue	Total Company Revenue Bonus Pool Contribution
Less than $781 million	None
$781 million	25%
Between $781 million and $827 million	Straight line interpolation between 25% and 100% of the target bonus pool contribution
$827 million	100% of the target bonus pool contribution
Between $827 million and $856 million	Straight line interpolation between 100% and each employee’s maximum bonus as a % of their target bonus
Over $856 million (maximum)	Each employee’s maximum bonus as a % of their target bonus

Determination of 2014 Bonus Amounts

For fiscal 2014, our total revenue was $854.4 million and our free cash flow was $94.9 million. Based on our total revenue and free cash flow performance for 2014, the bonus pool would have funded at approximately 109.8% of target. However, as a result of our below target free cash flow performance and other reasons, management recommended that the Compensation Committee approve a reduced bonus pool funding level of 96%. The Compensation Committee reviewed management’s recommendation and determined to approve a reduced bonus pool funding level of 96%. Our Chief Executive Officer also recommended that the bonus payout percentages for the executive leadership, including the Named Executive Officers, be further reduced to emphasize the importance of achieving and exceeding targeted results. The Compensation Committee considered this recommendation and approved reduced bonus payouts for each of the Named Executive Officers. The Named Executive Officers other than our Chief Executive Officer were awarded bonuses equal to 80% of their target bonuses, while our Chief Executive Officer was awarded a bonus equal to 75% of his target bonus.

Long-Term Equity Incentive Awards

Overview of Long-Term Equity Award Program Design

The largest component of each Named Executive Officer’s target total direct compensation opportunity is an annual long-term equity award. Our long-term equity award program is designed to reward performance: approximately two-thirds of the grant date equity award value consists of performance-based stock units and performance-based stock options, and all long-term awards are payable in shares of common stock that may increase or decrease in value during the applicable performance or vesting period.

For 2014, approximately one-third of the Named Executive Officers’ grant date equity incentive award value was granted in the form of performance-based stock units, approximately one-third in the form of performance-based stock options and approximately one-third in the form of restricted stock units. Mr. O’Neil was awarded a slightly higher percentage of performance-based stock units than restricted stock units or performance-based stock options as a result of his decision to decline to receive a portion of the restricted stock units and performance-based stock options that the Compensation Committee was considering awarding him so that there would be more restricted stock units and options available to be granted to employees other than the executive officers. Similarly, Mr. Gibbs ended up receiving a higher percentage of performance-based stock units than restricted stock units or performance-based stock options as a result of his decision to forfeit a number of the restricted stock units and options originally granted to him so that these awards could be returned to the pool and made available to non-executive officers employed by DDC.

We convert each Named Executive Officer’s grant date award value into an actual number of stock options and stock units as follows: (1) the grant date dollar value of stock option awards is converted into an actual number of options using the accounting value of the options as determined under the same Black-Scholes-Merton model that is used for purposes of valuing the options in our financial statements, (2) the grant date dollar value of restricted stock unit awards and Revenue Units (described below) is converted into an actual number of stock units based on the closing price of a share of our common stock on the grant date, and (3) the grant date dollar value of TSR Units (described below) is converted into an actual number of stock units using the accounting value of the stock units as determined under the same Monte-Carlo model that is used for purposes of valuing the units in our financial statements.

Based on advice from F.W. Cook, we believe that a long-term equity award program design consisting of a mixture of award types that support multiple compensation objectives is consistent with both sound compensation design principles and the equity award program structures used by our peer companies identified above. The following chart summarizes the compensation objectives we hope to achieve through the grant of each equity award type:

Long Term Incentive Vehicle	Weight	Compensation Objective
Performance-Based Stock Units	1/3

•

Incentivize executives to increase our relative total shareholder return and total revenue, through a performance-based equity compensation opportunity with upside compensation leverage and downside compensation risk

• Align the long-term interests of our executives with those of our stockholders
• Attract and retain high-caliber executives
Performance-Based Stock Options	1/3	• Incentivize executives to increase our year-over-year adjusted EBITDA performance
• Incentivize executives to achieve appreciation in the value of our common stock, as options only have value if the value of our stock increases after the grant date
• Align the long-term interests of our executives with those of our stockholders
• Attract and retain high-caliber executives
Restricted Stock Units	1/3	• Attract high-caliber executives and incentivize executive retention through a time-based full-value equity incentive award
• Align the long-term interests of our executives with those of our stockholders

The following factors were considered in determining the level of equity incentive awards provided to the Named Executive Officers in 2014:

•	the executive’s performance;
•	the executive’s potential future contributions to the company;
•	the current compensation of the executive;
•	the current overall value of the executive’s long-term incentives; and
•	peer group long-term incentive grant values.

The Compensation Committee typically approves our equity grants at a regular meeting during the first quarter of our fiscal year. Equity award grants to new hires are generally approved at the first regularly scheduled Compensation Committee meeting that follows the date of hire. In 2010, the Compensation Committee adopted an equity grant policy, under which equity awards are granted on the fifth business day each quarter after earnings are released. Beginning in 2015, to facilitate and streamline administration of our equity plans, we revised the policy to provide for fixed grant dates per quarter following the date of Compensation Committee approval of an award. Going forward, equity grants will be made on February 25, May 20, August 20 and November 20.

Performance-Based Stock Options

The performance-based stock options granted to the Named Executive Officers in 2014 were only eligible to become vested if we were able to achieve year-over-year improvement in our adjusted EBITDA performance. Our adjusted EBITDA for 2014 was approximately $192.6 million, compared to adjusted EBITDA of approximately $117.7 million for 2013. As a result of our 2014 adjusted EBITDA performance, the 2014 performance-based stock options are eligible to become vested. Each option award vests over a four-year vesting period and has an ordinary term of seven years.

Restricted Stock Units

The restricted stock units granted to the Named Executive Officers in 2014 will also become vested over a four-year vesting period. 25% of the restricted stock units subject to each award are scheduled to vest on each of the first four anniversaries of the grant date.

Performance-Based Stock Units

The performance-based stock units granted to the Named Executive Officers in 2014 consist of two types of performance-units: performance stock units that are eligible to become vested based on our total revenue performance (the Revenue Units) and performance stock units that are eligible to become vested based on our relative total shareholder return performance (the TSR Units). The total grant date equity award value allocated to the performance-based stock units is split evenly between the Revenue Units and the TSR Units, as 50% of the total performance-based stock unit grant value is allocated to the Revenue Units and the remaining 50% is allocated to the TSR Units. F.W. Cook has advised that our inclusion of two separate performance metrics in our performance stock unit design structure is consistent with sound compensation design principles.

The Compensation Committee determined to use the same performance curve for the 2014 grants of Revenue Units and TSR Units in order to ensure that the awards have both upside compensation leverage and downside compensation risk. The leverage curve for the Revenue Units and TSR Units is illustrated as follows:

Performance Level Achieved	Payout Level as % of Target
Maximum	150%
Target	100%
Threshold	25%

Revenue Units

As discussed above in the context of the annual incentive bonus plan, the Compensation Committee believes that revenue growth is an important driver of the company’s success. Prior to 2013, the company used adjusted net income as one of the performance metrics for performance-based stock unit grants instead of revenue. In 2013, the Compensation Committee reviewed the structure of the company’s performance stock units and considered whether total revenue, adjusted net income or some other performance metric was the most appropriate performance metric to use, and determined that total revenue should be used as one of the performance metrics for the performance stock units. After considering other measures used by high-growth SaaS (Software-as-a-Service) companies, the Compensation Committee decided to switch to total revenue because they determined that revenue is a key measure of high-growth companies and an important measure of profitability. In considering the switch to total revenue, the Compensation Committee did consider that one potential benefit of continuing to use adjusted net income in the company’s performance stock unit design was that adjusted net income would be included as an additional performance metric in the company’s executive compensation program, and total revenue would not be included as a performance metric for both the company’s annual bonus plan and performance-based stock unit awards. However, the Compensation Committee determined that total revenue should be included as a performance stock unit performance metric because of its importance as a driver of the company’s success. The Compensation Committee also considered that, unlike the annual bonus plan, the performance stock units have a three year vesting period and long-term focus.

The Revenue Units granted to the Named Executive Officers in 2014 are eligible to become vested based on our total revenue performance for 2014. Total revenue is calculated in the same manner as for purposes of our financial statements. Any Revenue Units that become eligible to become vested based on our total revenue performance are “banked” and remain subject to a time-based vesting restriction until February 28, 2017 (i.e., the vesting period is in excess of three years as the executives must remain employed until the last day of February of the year following the three year measurement period).

For each Named Executive Officer, the number of actual Revenue Units eligible to become vested is determined as follows:

2014 Total Company Revenue	Revenue Unit Payout
Below $781 million	None
$781 million	25% of the target # of Revenue Units granted
Between $781 million and $827 million	Straight line interpolation between 25% and 100% of the target # of Revenue Units granted
$827 million	100% of the target # of Revenue Units granted
Between $827 million and $856 million	Straight line interpolation between 100% and 150% of the target # of Revenue Units granted
$856 million or greater	150% of the target # of Revenue Units granted

For fiscal 2014, we achieved total revenue of $854.4 million. Based on our total revenue performance, each Named Executive Officer will “bank” 147% of the target number of Revenue Units granted. These banked Revenue Units will become payable subject to the satisfaction of the time-based vesting restrictions that apply through February 28, 2017.

TSR Units

The Compensation Committee selected relative total shareholder return as the other performance metric for the 2014 performance-based stock units. The Compensation Committee selected relative total shareholder return as a performance metric in order to tie the compensation of our Named Executive Officers to the interests of our stockholders and to ensure that our relative performance against an objective set of peer companies for total stockholder return comparison purposes is part of our executive compensation program.

The TSR Units granted to the Named Executive Officers in 2014 are eligible to become vested based on our relative total shareholder return performance for a three-year performance period consisting of the 2014 – 2016 calendar years. For purposes of determining the actual number of TSR Units that will become vested, we measure our total shareholder return against the total shareholder returns of the individual companies that comprise the NASDAQ US Benchmark Software Index. Any TSR Units that become vested based on our relative total shareholder return performance remain subject to a time-based vesting restriction until February 28, 2017 (i.e., the vesting period is in excess of three years as the executives must remain employed until the last day of February of the year following the three year performance period).

For each Named Executive Officer, the number of actual TSR Units becoming vested will be determined as follows, provided that if the company achieves a negative absolute total shareholder return over the three-year performance period, the maximum percentage of each executive’s TSR Units eligible to become vested is in all events capped at 100%, in recognition that in such event, while the company’s total shareholder return may have exceeded that of the comparative peers, shareholders have not realized a positive total shareholder return on an absolute basis for this period:

Total Shareholder Return During the TSR Performance Period (2014 to 2016)	TSR Unit Payout
Below 25th percentile	0%
25th percentile	25% of the target # of TSR Units granted
Between 25th and 50th percentile	Straight line interpolation between 25% and 100% of the target # of TSR Units granted
50th percentile	100% of the target # of TSR Units granted
Between 50th and 75th percentile	Straight line interpolation between 100% and 150% of the target # of TSR Units granted
75th percentile or greater	150% of the target # of TSR Units granted

Payout of Previously Granted Performance-Based Stock Units

The performance period applicable to our 2012 grants of performance-based stock unit awards ended on December 31, 2014. Like our 2014 TSR Units, 50% of the total 2012 performance-based stock unit grant value was awarded in the form of TSR Units that became vested based on our relative total shareholder return against the total shareholder returns of the individual companies that comprise the NASDAQ US Benchmark Software Index. Our total shareholder return for the calendar 2012 – 2014 three-year performance period was approximately 67.81%, which ranked at the 60th percentile relative to the NASDAQ US Benchmark Software Index. Our total shareholder return performance resulted in a payout of 119% of the target number of 2012 TSR Units granted to participating executives. In 2012, we also granted performance-based stock units that were subject to an adjusted net income performance metric. Based on our 2012 adjusted net income performance, the adjusted net income performance units paid out at 103% of the target number of 2012 adjusted net income units granted to participating executives.

Stock Ownership Requirements

The Compensation Committee maintains stock ownership requirements for members of the senior management team, including all vice presidents and executive officers. Our Chief Executive Officer is required to hold shares with a value equal to six times his base salary. The other Named Executive Officers are required to hold shares with a value equal to two and a half times their respective base salaries. Vice Presidents and other executive officers are required to hold shares equal to a multiple of their respective base salaries.

Each executive officer is expected to attain the ownership target within five years from the date he or she became subject to the guidelines. Stock options are not included in determining compliance with this share ownership requirement. Performance-based stock units are not included except for any portion which may have been earned based on achievement of the applicable performance conditions, but which remain subject to additional time-based vesting requirements. Shares subject to restricted stock units are included in determining compliance with this share ownership requirement. Named Executive Officers are expected to retain 50% of the net after-tax shares acquired through the exercise of stock options or vesting of restricted stock units until they achieve their minimum share ownership positions. Shares acquired through the company’s Employee Stock Purchase Plan are credited toward the stock ownership requirement. The Compensation Committee annually reviews compliance with the stock ownership requirements. As of the end of 2014 and as of the date of this Proxy Statement, our Named Executive Officers are in compliance.

Perquisites

We believe that cash and equity compensation are key components in attracting and retaining management talent and generally do not provide any perquisites other than relocation expenses. The company believes that providing relocation benefits is consistent with market practices. For the 2014 fiscal year, no relocation expenses were paid on behalf of our Named Executive Officers. Mr. Gibbs did receive a car allowance in 2014 which was grandfathered from his arrangement with DDC, which we acquired in March 2014. Mr. Gibbs has agreed that he will no longer receive this benefit for 2015 onwards.

Other Benefits

Generally Available Benefits

We provide the following benefits to our Named Executive Officers generally on the same basis as the benefits provided to all employees:

•	Health, dental and vision insurance;
•	Life insurance;
•	Short- and long-term disability; and
•	401(k) plan.

Executive Compensation Deferral Program

Our Named Executive Officers and certain other highly compensated employees are entitled to participate in our Executive Deferred Compensation Plan. The plan allows the Named Executive Officers to defer bonus compensation on a tax-deferred basis and is provided to assist participants in planning and saving for their retirement. None of our Named Executive Officers deferred any portion of their 2014 bonuses or otherwise have deferrals under the plan.

Severance Benefits

The company has entered into employment agreements with each of the Named Executive Officers that provide for severance equal to twelve months of base salary in the event of termination without cause or resignation for good reason, payable on the sixtieth day following the severance date. However, in the event that the executive’s termination of employment is within twelve months after a change in control, the severance amount is increased to twenty-four months of base salary.

The company’s employment agreements provide for limited accelerated vesting of equity grants (other than performance-based stock units) in the event of a termination of employment by the company without cause or by the Named Executive Officer for good reason. In return, each executive agrees not to compete or solicit the company’s employees for one year from the date of termination.

The employment agreements also provide change in control protections for the Named Executive Officers’ equity grants. In the event we undergo a change in control, the employment agreements provide for 36 months of accelerated vesting for time-based stock options and restricted stock unit grants, and full vesting of such grants in the event of termination within twelve months after the change in control. The performance-based stock unit grants provide for full acceleration upon a change in control. We believe that it is important to provide for accelerated vesting because equity grants provide such a high proportion of the total compensation opportunity. The risk of loss of employment in connection with a change in control is higher for members of senior management and the time necessary to secure appropriate new employment may be longer (as compared to a non-executive employee). By agreeing up front to protect the Named Executive Officers from losing their equity in the event of a change in control, we believe we can reinforce and encourage the continued attention and dedication of the executive officers to their assigned duties without distraction in the face of an actual or threatened change in control.

The employment agreements entered into by the company with its Named Executive Officers prior to 2010, which include agreements for Messrs. O’Neil, Jacobs, McLeer, and Sundaram, provide for a tax gross-up payment to the Named Executive Officers in the event they become subject to the 20% golden parachute excise tax. In 2010, the Compensation Committee approved a change for all future executives providing that such executives would not receive this tax gross-up payment.

Please see page 47 for more information regarding the material terms of the Named Executive Officers’ employment agreements.

Clawback Policies; Recoupment of Incentive Compensation

The Compensation Committee has implemented a clawback policy for the Named Executive Officers and other executive officers. The policy states that any incentive compensation or award, whether it be in the form of cash or equity, received by a covered executive for performance periods beginning with calendar year 2014 is subject to recoupment as determined by the Compensation Committee in the event of a material restatement of our financial results. The provisions of the clawback policy are in addition to (and not in lieu of) any similar provisions of applicable law which could in certain circumstances require repayment or forfeiture of any compensation or awards received by a covered executive from the company.

Tax Considerations

Policy on Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officers and certain of their other most highly compensated executive officers unless certain tests are met. The Compensation Committee’s general intent is to design and administer our executive compensation programs to preserve the deductibility of compensation payments to Named Executive Officers. However, our goal of preserving the deductibility of compensation is secondary in importance to achievement of the company’s compensation objectives. We believe that the potential increased tax liability is of insufficient magnitude to warrant alteration of our current executive compensation programs, which we believe are achieving our desired compensation objectives while retaining our flexibility to exercise judgment in assessing our Named Executive Officers’ performances.

COMPENSATION COMMITTEE REPORT

This report is submitted by the Compensation Committee of the board of directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussion with management, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be considered soliciting material or deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

James D. Foy
John J. McDonnell, Jr. (chairperson)
Joseph Payne

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Compensation(3)	All Other Compensation(4)	Total
Mark O'Neil, Chairman and Chief Executive Officer	2014	$616,667	$0	$1,468,320	$729,748	$462,569	$8,433	$3,285,737
	2013	$591,667	$0	$1,280,067	$629,494	$700,000	$8,726	$3,209,954
	2012	$545,350	$0	$1,270,222	$655,910	$420,750	$8,186	$2,900,418
Eric Jacobs, Executive Vice President, Chief Financial and Administrative Officer, and Treasurer	2014	$341,667	$0	$733,310	$365,705	$178,000	$8,606	$1,627,288
	2013	$322,250	$0	$599,998	$299,996	$275,000	$8,925	$1,506,169
	2012	$307,083	$0	$538,207	$272,563	$166,590	$8,199	$1,292,642
Raj Sundaram, Co-President	2014	$341,667	$0	$733,310	$365,705	$178,000	$8,606	$1,627,288
	2013	$322,500	$0	$666,671	$333,331	$285,000	$8,925	$1,616,427
	2012	$308,333	$0	$605,412	$306,633	$158,100	$8,199	$1,386,677
Rick Gibbs(5), Co-President	2014	$299,583	$0	$516,666	$183,494	$204,000	$13,272	$1,217,015

Rich McLeer, Executive Vice President, Technology and Service Solutions, and Chief Information Officer	2014	$332,167	$0	$666,637	$332,452	$160,000	$8,573	$1,499,829
	2013	$315,000	$0	$599,998	$299,996	$240,000	$7,364	$1,462,358
	2012	$295,833	$0	$538,207	$272,563	$151,800	$4,920	$1,263,323

(1)	This column represents the aggregate grant date fair value of restricted stock unit and performance stock unit awards assuming target company performance and does not correspond to the actual value that will be recognized by the Named Executive Officers. The aggregate grant date fair values of the 2014 restricted stock unit and performance stock unit awards in the event the company achieves maximum performance are as follows: Mr. O’Neil: $1,851,637; Mr. Jacobs: $916,642; Mr. Sundaram: $916,642; Mr. McLeer: $833,289; Mr. Gibbs: $683,324. Fair value is calculated in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the date of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported, refer to Notes 2 and 14 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014. Under generally accepted accounting principles, stock-based compensation expense is generally recognized over the vesting periods applicable to the awards.
(2)	This column represents the aggregate grant date fair value of stock options granted in such year calculated in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions and methodologies used to calculate the amounts reported, refer to Notes 2 and 14 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014. See the Grants of Plan-Based Awards Table for information on options granted in 2014. These amounts reflect the grant date fair value for these awards, and do not correspond to the monetary value that may be recognized by the Named Executive Officers.
(3)	The amounts shown include awards earned under our annual incentive bonus plan in the fiscal year although such amounts are payable in the following year.

(4)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table for 2014:

Executive	401(k) Match/ Contribution(a)	Miscellaneous		Total
Mark F. O’Neil	$8,433	—		$8,433
Eric D. Jacobs	$8,606	—		$8,606
Raj Sundaram	$8,606	—		$8,606
Rick Gibbs	$6,272	$7,000	(b)	$13,272
Richard McLeer	$8,573	—		$8,573

(a)	This column reports our matching contributions to the named executives’ 401(k) savings accounts.
(b)	This figure represents a car allowance from March 1, 2014 through December 31, 2014. The company ceased providing this allowance to Mr. Gibbs on January 1, 2015.
(5)	Rick Gibbs began his employment with the company on March 1, 2014.

Please see the discussions under “Description and Analysis of our 2014 Compensation Decisions” above, and “Employment Agreements with Named Executive Officers” below, for a discussion of the material factors necessary to an understanding of the information disclosed in this table.

GRANTS OF PLAN-BASED AWARDS IN 2014

The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2014:

			Date of Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Or Units (#)	All Other Option Awards (#)	Exercise or Base Price of Option Awards(5) ($)	Grant Date Fair Value Stock and Option Awards ($)
Name	Award Description	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark O’Neil	Cash Incentive Bonus(1)			$462,569	$616,758	$1,295,192
	Performance based Stock Units(2)	2/26/14	2/20/14				3,120	12,478	18,717				$766,635
	Performance based Stock Options(3)	2/26/14	2/20/14				37,329	37,329	37,329			$55.06	$729,748
	Restricted Stock Units(4)	2/26/14	2/20/14							12,744			$701,685
Eric D. Jacobs	Cash Incentive Bonus(1)			$166,607	$222,143	$422,073
	Performance based Stock Units(2)	2/26/14	2/20/14				1,493	5,968	8,952				$366,665
	Performance based Stock Options(3)	2/26/14	2/20/14				18,707	18,707	18,707			$55.06	$365,705
	Restricted Stock Units(4)	2/26/14	2/20/14							6,659			$366,645
Raj Sundaram	Cash Incentive Bonus(1)			$166,607	$222,143	$422,072
	Performance based Stock Units(2)	2/26/14	2/20/14				1,493	5,968	8,952				$366,665
	Performance based Stock Options(3)	2/26/14	2/20/14				18,707	18,707	18,707			$55.06	$365,705
	Restricted Stock Units(4)	2/26/14	2/20/14							6,659			$366,645
Rick Gibbs(6)	Cash Incentive Bonus(1)			$139,230	$185,640	$278,460
	Performance based Stock Units(2)	3/1/14	2/20/14				1,399	5,594	8,391				$333,315
	Performance based Stock Options(3)	3/1/14	2/20/14				17,372	17,372	17,372			$54.07	$333,647
	Restricted Stock Units(4)	3/1/14	2/20/14							6,165			$333,342
Richard McLeer	Cash Incentive Bonus(1)			$149,510	$199,347	$358,825
	Performance based Stock Units(2)	2/26/14	2/20/14				1,357	5,425	8,138				$333,304
	Performance based Stock Options(3)	2/26/14	2/20/14				17,006	17,006	17,006			$55.06	$332,452
	Restricted Stock Units(4)	2/26/14	2/20/14							6,054			$333,333

(1)	For these awards, the columns show the potential value of the payout of the annual cash incentive bonuses for 2014 performance for each Named Executive Officer if the minimum, target and maximum performance levels are achieved. The potential payout is performance-based and driven by company and individual performance. The actual amount of the annual cash incentive bonuses paid under these awards for 2014 performance is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.
(2)	For these awards, the columns show the potential value of the 2014 performance-based stock unit grants provided to each Named Executive Officer under our Fifth Amended and Restated 2005 Incentive Award Plan for performance during the applicable performance period if the minimum, target and maximum performance levels are achieved. The potential vesting is based on the company’s achievement of certain relative TSR and Revenue objectives. For more detail on these grants, please see the Compensation Discussion and Analysis section, beginning on page 23.
(3)	For these awards, the column shows the number of performance-based stock options granted in 2014 to the Named Executive Officers pursuant to the company’s Fifth Amended and Restated 2005 Incentive Award Plan. Subject to the achievement of an adjusted EBITDA vesting condition that requires us to improve upon our prior year EBITDA performance, 25% of the shares subject to the options vest on the one year anniversary of the date of grant, and 1/36th of the remaining shares subject to the options vest each month thereafter, such that 100% of the shares subject to the options will be fully vested four years after the date of grant.
(4)	For these awards, the column shows the number of restricted stock units granted in 2014 to the Named Executive Officers pursuant to the company’s Fifth Amended and Restated 2005 Incentive Award Plan. 25% of these awards vest each year on the anniversary of the grant date, such that 100% of the awards subject to the grant will be fully vested four years after the grant date.
(5)	This column shows the exercise price for the stock options granted during 2014. All option awards granted during 2014 were granted under the company’s Fifth Amended and Restated 2005 Incentive Award Plan.
(6)	Rick Gibbs’ bonus is prorated based on March 1, 2014 start date and assumes a 150% maximum target. Rick Gibbs was originally granted 17,372 stock options and 6,165 RSUs; however on April 25, 2014 he voluntarily forfeited 7,818 stock options and 2,774 RSUs. The table reflects all of the original stock options and RSUs that were awarded, even though Mr. Gibbs subsequently forfeited the stock options and RSUs listed above.

Please see the discussions under “Description and Analysis of our 2014 Compensation Decisions” above, and “Employment Agreements with Named Executive Officers” below, for a discussion of the material factors necessary to an understanding of the information disclosed in this table.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END

The following table provides information on the current holdings of equity awards by the Named Executive Officers. This table includes unexercised and unvested option awards, unvested restricted stock units, and restricted common stock or units with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each Named Executive Officer. The vesting schedule for each grant is shown following this table, based on the award grant date.

	Option Awards					Stock Awards
						Grant Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($)(4)
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date
Name	Grant Date	Exercisable (#)	Unexercisable (#)
Mark O'Neil	5/26/2005	125,000		$12.92	5/26/2015	2/24/2011	7,351	$325,723
	1/27/2006	90,000		$20.68	1/26/2016	2/28/2012	10,570	$468,357	23,820	$1,055,464
	2/6/2007	32,500		$28.73	2/5/2017	3/4/2013	15,501	$686,849	23,067	$1,022,099
	1/27/2009	180,000		$11.76	1/26/2016	2/26/2014	12,744	$564,687	12,478	$552,910
	3/2/2010	120,640		$15.13	3/1/2017
	2/24/2011	72,078	3,122	$19.65	2/23/2018
	2/28/2012	41,744	17,166	$27.99	2/27/2019
	3/4/2013	26,796	31,668	$28.87	3/3/2020
	2/26/2014		37,329	$55.06	2/25/2021
Rajesh Sundaram	2/24/2011	32,515	1,407	$19.65	2/23/2018	2/24/2011	3,360	$148,882
	2/28/2012	19,513	8,027	$27.99	2/27/2019	2/28/2012	5,360	$237,502	10,720	$475,003
	3/4/2013	14,189	16,769	$28.87	3/3/2020	3/4/2013	8,659	$383,680	11,252	$498,576
	2/26/2014		18,707	$55.06	2/25/2021	2/26/2014	6,659	$295,060	5,968	$264,442
Eric Jacobs	5/26/2005	2,000		$12.92	5/26/2015	2/24/2011	3,360	$148,882
	1/27/2006	20,000		$20.68	1/26/2016	2/28/2012	4,764	$211,093	9,530	$422,274
	2/6/2007	9,000		$28.73	2/5/2017	3/14/2013	7,793	$345,308	10,127	$448,727
	1/27/2009	25,000		$11.76	1/26/2016	2/26/2014	6,659	$295,060	5,968	$264,442
	3/2/2010	36,560		$15.13	3/1/2017
	2/24/2011	32,973	1,407	$19.65	2/23/2018
	2/28/2012	17,340	7,140	$27.99	2/27/2019
	3/4/2013	12,770	15,092	$28.87	3/3/2020
	2/26/2014		18,707	$55.06	2/25/2021
Rich McLeer	2/6/2007	6,000		$28.73	2/5/2017	2/24/2011	2,521	$111,706
	1/27/2009	15,050		$11.76	1/26/2016	2/28/2012	4,764	$211,093	9,530	$422,274
	3/2/2010	30,470		$15.13	3/1/2017	3/4/2013	7,793	$345,308	10,127	$448,727
	2/24/2011	24,649	1,051	$19.65	2/23/2018	2/26/2014	6,054	$268,253	5,425	$240,382
	2/28/2012	17,340	7,140	$27.99	2/27/2019
	3/4/2013	12,770	15,092	$28.87	3/3/2020
	2/26/2014		17,006	$55.06	2/25/2021
Rick Gibbs	3/1/2014		9,554	$54.07	2/28/2021	3/1/2014	3,391	$150,255	5,594	$247,870

(1)	These awards vest in four equal annual installments from date of grant.
(2)	The market value is based on the closing price of our common stock as of December 31, 2014, which was $44.31.
(3)	These are performance-based stock unit awards. The number of shares set forth represents the number that would be received by the executive if the company achieves its target performance level. Each February 28, 2012 grant relates to our 2012 adjusted net income and our stock’s performance during the three year period ending December 31, 2014, and vested on January 31, 2015, provided that the executive officer remained employed on such date. Each March 4, 2013 grant relates to our 2013 revenue and our stock’s performance during the three year period ending December 31, 2015, and will vest on February 28, 2016, provided that the executive officer remains employed on such date. Each February 26, 2014 grant relates to our 2014 revenue and our stock’s performance during the three year period ending December 31, 2016, and will vest on February 28, 2017 provided that the executive officer remains employed on such date. See page 30 — “Overview of Long-Term Equity Award Program Design.” The company exceeded its revenue performance target in 2014; therefore, the revenue target portion of the award granted on February 26, 2014 will be paid at 147% of the target level.

(4)	The market value is based on the closing price of our common stock as of December 31, 2014, which was $44.31, without taking any discounts and assuming maximum performance payouts on 2014 performance share units.
Option Vesting Schedule

Because any previously applicable EBITDA vesting condition has been satisfied, the vesting schedule for stock options is 25% of the shares subject to the option vest on the one year anniversary of the date of grant, and  1/36th of the remaining shares subject to the option vest each month thereafter, such that 100% of the shares subject to the option will be fully vested four years after the date of grant.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized Upon Exercise ($)
Mark O'Neil	194,860	(1)	$6,215,863	30,892	(5)	$1,688,209
Raj Sundaram	88,140	(2)	$1,882,916	13,387	(6)	$733,576
Eric D. Jacobs	108,000	(3)	$2,813,607	12,801	(7)	$701,027
Richard McLeer	62,000	(4)	$1,811,070	11,074	(8)	$607,372
Rick Gibbs(9)	—		—	—		—

(1)	Mr. O’Neil exercised 25,000 and 10,000 stock options on January 2, 2014; 25,000 stock options on February 24, 2014; 27,360 stock options on March 3, 2014; 7,500 stock options on July 21, 2014; 14,389 stock options on November 3, 2014; 5,854 stock options on November 17, 2014; 10,646 stock options on November 18, 2014; 16,921 stock options on November 26, 2014; 20,198 stock options on November 28, 2014; 14,492 stock options on December 2, 2014 and 17,500 stock options on December 8, 2014. The exercise price of the options was $2.80, $38.98, $2.80, $2.80, $28.73, $24.50, $24.50, $24.50, $24.50, $24.50, $24.50, and $24.50 respectively. The price of the stock when the options were exercised was $47.86, $47.73, $53.72, $54.23, $38.25, $47.51, $45.44, $45.14, $47.58, $47.55, $47.53, and $46.62 respectively.
(2)	Mr. Sundaram exercised 40,000 stock options on December 11, 2014, the exercise price was $24.50 and the price of the stock when the options were exercised was $45.25. On December 29, 2014 the following options were exercised: 10,000 options with an exercise price of $20.68; 20,000 options with an exercise price of $25.39; 9,000 options with an exercise price of $28.73 and 9,140 options with an exercise price of 15.13. The stock price when the options were exercised was $44.96.
(3)	Mr. Jacobs exercised 10,000 and 2,000 stock options on April 7, 2014; 1,800 stock options on May 14, 2014; 1,200 and 9,000 stock options on May 16, 2014; 300 stock options on June 2, 2014; 500 stock options on June 3, 2014; 11,200 stock options on June 5, 2014; and 12,000 stock options on July 1, 2014, August 12, 2014, September 2, 2014, October 1, 2014, November 6, 2014 and December 1, 2014. The exercise price of the options was $2.80, $38.98, $38.98, $38.98, $24.50, $24.50, $24.50, $24.50, $24.50, $24.50, $12.92, $12.92, $12.92, and $12.92 respectively. The price of the stock when the options were exercised was $45.11, $45.11, $40.61, $40.06, $40.06, $40.00, $40.00, $40.10, $45.59, $46.10, 44.22, $42.94, $45.49, and $46.92 respectively.
(4)	Mr. McLeer exercised 5,000 and 27,000 stock options on March 7, 2014; 3,750 stock options on May 16, 2014; 3,750 stock options on June 16, 2014; 500 and 1,500 stock options on July 15, 2014; 1,750 stock options on August 12, 2014; 3,750 stock options on August 15, 2014; 3,750 stock options on September 15, 2014; 3,750 stock options on October 15, 2014; 3,750 stock options on November 17, 2014 and 3,750 stock options on December 15, 2014; the exercise price of the options was $38.98, $24.50, $20.68, $20.68, $20.68, $11.76, $11.76, $11.76, $11.76, $11.76, $11.76, $11.76, respectively. The price of the stock when the options were exercised was $56.42, $56.34, $40.08, $41.85, $40.20, $40.20, $45.68, $44.56, $45.49, $40.33, $44.79 and $43.66 respectively.
(5)	Includes shares that vested upon the lapse of vesting restrictions on time- and performance-based RSUs: 7,353 RSUs vested on February 24, 2014; 5,285 RSUs vested on February 28, 2014; 13,086 RSUs vested on March 2, 2014; and 5,168 RSUs vested on March 4, 2014.
(6)	Includes shares that vested upon the lapse of vesting restrictions on time- and performance-based RSUs: 3,360 RSUs vested on February 24, 2014; 2,680 RSUs vested on February 28, 2014; 4,460 RSUs vested on March 2, 2014; and 2,887 RSUs vested on March 4, 2014.
(7)	Includes shares that vested upon the lapse of vesting restrictions on time- and performance-based RSUs: 3,360 RSUs vested on February 24, 2014; 2,383 RSUs vested on February 28, 2014; 4,460 RSUs vested on March 2, 2014; and 2,598 RSUs vested on March 4, 2014.
(8)	Includes shares that vested upon the lapse of vesting restrictions on time- and performance-based RSUs: 2,523 RSUs vested on February 24, 2014; 2,383 RSUs vested on February 28, 2014; 3,570 RSUs vested on March 2, 2014; and 2,598 RSUs vested on March 4, 2014.
(9)	Mr. Gibbs did not have any shares that vested or options that were exercisable in 2014.

NONQUALIFIED DEFERRED COMPENSATION

We have a deferred compensation plan that allows the executive officers to defer up to 100% of annual bonus earnings by investing it in deferred stock units based on the fair market value of the common stock on the date the bonuses would otherwise be paid. None of our Named Executive Officers elected to defer any portion of their 2012, 2013 or 2014 bonuses or otherwise have deferrals under the plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables set forth below describe and quantify certain compensation that would become payable under existing plans and arrangements if the Named Executive Officer’s employment had terminated on December 31, 2014, based on our closing stock price on that date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price. None of our Named Executive Officers are entitled to any compensation in the event of a voluntary termination without good reason or an involuntary termination for cause. In the event of a payment of cash severance benefits upon termination, such payment will occur on the sixtieth day following the date of termination. The values of equity awards are calculated based on the closing stock price of $44.31 (the closing price of our stock on December 31, 2014, the assumed termination date).

Executive	Base Salary(4)	Short-Term Incentives(5)	Performance Shares(6)	Stock Options(7)	Restricted Stock(8)	Health Care(9)	280G Tax Gross-Up	Total
Mark F. O’Neil
— Involuntary or Good Reason Termination(1)	$620,000	$0	$0	$809,022	$1,534,411	$17,134	$0	$2,980,567
— Death or Disability(2)	$620,000	$0	$1,921,163	$0	$0	$17,134	$0	$2,558,297
— Change in Control(3)	$1,240,000	$0	$2,738,284	$865,440	$2,045,715	$17,134	$0	$6,906,573
Eric D. Jacobs
— Involuntary or Good Reason Termination(1)	$345,000	$0	$0	$366,945	$737,762	$17,134	$0	$1,466,841
— Death or Disability(2)	$345,000	$0	$809,573	$0	$0	$17,134	$0	$1,171,707
— Change in Control(3)	$690,000	$0	$1,182,163	$393,832	$1,000,398	$17,134	$0	$3,283,527
Raj Sundaram
— Involuntary or Good Reason Termination(1)	$345,000	$0	$0	$405,412	$789,715	$17,134	$0	$1,557,261
— Death or Disability(2)	$345,000	$0	$895,535	$0	$0	$17,134	$0	$1,257,669
— Change in Control(3)	$690,000	$0	$1,290,018	$435,286	$1,065,146	$17,134	$0	$3,497,584
Rick Gibbs
— Involuntary or Good Reason Termination(1)	$340,000	$0	$0	$0	$75,128	$21,100	$0	$436,228
— Death or Disability(2)	$340,000	$0	$108,013	$0	$0	$21,100	$0	$469,113
— Change in Control(3)	$680,000	$0	$324,039	$0	$150,255	$21,100	$0	$1,175,394
Richard McLeer
— Involuntary or Good Reason Termination(1)	$335,000	$0	$0	$358,026	$687,248	$17,134	$0	$1,397,408
— Death or Disability(2)	$335,000	$0	$801,553	$0	$0	$17,134	$0	$1,153,687
— Change in Control(3)	$670,000	$0	$1,158,103	$384,913	$936,481	$17,134	$0	$3,166,631

(1)	Represents incremental compensation associated with an involuntary termination by the company without cause or a voluntary termination by the executive with Good Reason on December 31, 2014.
(2)	Represents incremental compensation associated with a termination due to death or disability on December 31, 2014.
(3)	Represents incremental compensation associated with a termination in connection with a change-in-control on December 31, 2014.

(4)	Represents twelve months of base salary calculated based on the salary in effect on the date of termination if terminated without cause, death or disability, or by executive for good reason. If termination is without cause or by executive for good reason within 12 months of a change in control, executive will receive 24 months of base salary. Severance will cease if the executive violates the non-compete, non-disclosure or non-solicit provisions of his or her employment agreement.
(5)	Named Executive Officers are entitled to receive a pro-rata bonus payment calculated based on the number of days during the fiscal year through the date of termination, applied to executive’s bonus for the year. The pro rata bonus is payable at the time that the company pays bonuses for such fiscal year to its other employees, but in no event later than seventy-five days following the last day of the calendar year. This bonus payment is not considered an incremental termination-related payment.
(6)	The Death or Disability amounts represent accelerated vesting of a pro-rata portion of the performance shares awarded on February 28, 2012, March 4, 2013, and February 26, 2014 for the Named Executive Officers. The Change of Control amounts represent the intrinsic value of the full vesting of the performance shares.
(7)	Named Executive Officers are eligible for acceleration of the vesting of certain of such officer’s outstanding stock options upon termination under certain circumstances, including involuntary termination or resignation for good reason or a change of control.
(8)	The Involuntary or Good Reason Termination amounts represent two years acceleration of the vesting of the Named Executive Officer’s restricted common stock units. The Change of Control amounts represent the intrinsic value of all restricted common stock units that would vest due to a termination in connection with a change in control.
(9)	Represents the reimbursement of premiums otherwise payable by executive pursuant to COBRA for a period of twelve months.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Each of our Named Executive Officers has entered into a written employment agreement with us or one of our subsidiaries that governs the terms and conditions of their employment. The initial term of employment for each of Mr. O’Neil, Mr. Jacobs, Mr. Sundaram, and Mr. McLeer ended on August 8, 2008 and was automatically renewed for successive one-year periods according to its terms. The initial term of employment for Mr. Gibbs will end on December 18, 2015 and will automatically renew for successive one-year periods according to its terms. Each agreement will continue automatically to be extended for additional one-year periods unless either party notifies the other of non-extension at least 60 days prior to the end of a term. Each employment agreement with respect to the Named Executive Officers provides:

•	The annual base salary for 2015 and 2014 for each of the Named Executive Officers is as follows:

	2015	2014
Mark F. O’Neil	$620,000	$620,000
Eric D. Jacobs	$375,000	$345,000
Raj Sundaram	$400,000	$345,000
Richard McLeer	$345,000	$335,000
Rick Gibbs	$400,000	$340,000

•	Each Named Executive Officer is eligible to receive an annual performance-based cash bonus. Each year, the amount of such bonus, if any, is determined based upon our performance relative to certain performance benchmark targets as described above under “Annual Incentive Bonus Plan.”
•	Each Named Executive Officer is prohibited from competing with us or soliciting our employees or customers during the term of his employment and for a period of two years thereafter, and from disclosing our confidential or proprietary information indefinitely.
•	In the event that a Named Executive Officer’s employment is terminated by us without “cause,” death or disability, or by the executive for “good reason,” the Named Executive Officer will be entitled to be reimbursed for COBRA payments for a period of one year following termination and to be paid an amount equal to his base salary for a period of one year, however, if the termination is following a change in control, he will be paid an amount equal to his base salary for a period of two years. Additionally, the Named Executive Officer shall be entitled to receive a pro rata annual bonus based on the percentage of the year worked through the date of termination. Notwithstanding the foregoing, in no event will any Named Executive Officer be entitled to receive any such payment or benefits after he or she violates any non-compete, non-disclosure or non-solicit covenant. “Cause” means any of the following: (i) the executive officer’s conviction for a felony, commission of fraud or embezzlement upon us; (ii) the executive officer’s commission of any willful act intended to injure our reputation, business, or business relationships; (iii) the refusal or failure to perform his duties with us in a competent and professional manner (in certain cases, with a cure period of ten business days); or (iv) the refusal or failure of the executive officer to comply with any of his material obligations under his employment agreement (in certain cases, with a cure period of ten business days). “Good reason” means any of the following: (i) a material breach by us of an executive officer’s employment agreement or in connection with our stock incentive plans (which has not been cured within the allotted time); (ii) a material reduction of an executive officer’s title or duties or the assignment to the officer of any duties materially inconsistent with his then current position; (iii) any material reduction in the executive officer’s salary or benefits; (iv) the failure of any successor entity to assume the terms of the executive officer’s employment agreement upon a “change of control”; (v) relocation of the officer’s location a distance of at over fifty miles; or (vi) if we do not renew the executive officer’s employment agreement upon its expiration.
•	In the event that a Named Executive Officer’s employment is terminated by us without “cause” or by the executive for “good reason,” the Named Executive Officer shall be credited with twenty-four months of accelerated vesting with respect to any options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan. Upon a “change of control,” the Named Executive Officer shall automatically be credited with thirty-six months of accelerated vesting with respect to any options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan. Further, in the event that, within twelve months following a change of control, a Named Executive Officer’s employment is terminated or his position is eliminated or he experiences a material negative change in his compensation or responsibilities or he is required to be based at a location more than 50 miles from his current work location, any remaining unvested options or other equity-based awards granted under the 2001 Stock Option Plan or the Amended and Restated 2005 Incentive Award Plan shall become fully vested. “Change of control” means any of the following: (i) certain transactions or series of transactions in which a third party directly or indirectly acquires more than 50% of the total combined voting power of our securities (other than through registered public offerings, employee benefit plans and transactions with affiliates); (ii) over a two year period, our directors who were nominated by our stockholders or elected by our board of directors cease to constitute a majority of our board of directors; (iii) a merger, consolidation, reorganization, business combination, sale or other disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, in which our voting securities outstanding immediately before the transaction cease to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, or after which a person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group shall be deemed to beneficially own 50% or more of combined voting power of the successor entity solely as a result of the voting power held in us prior to the consummation of the transaction; or (iv) our stockholder’s approval of a liquidation or dissolution. In the case of those Named Executive Officers who have entered into employment agreements with one of our subsidiaries rather than with the parent company, “change of control” also means the occurrence of any of the above with respect to such subsidiary.
•	Each Named Executive Officer, other than Mr. Gibbs, is entitled to a “gross-up payment” that, on an after-tax basis, is equal to the taxes imposed on the severance payment under the Named Executive Officer’s employment agreement and any other benefits in the event any payment or benefit to the Named Executive Officer is considered an “excess parachute payment” and subject to an excise tax imposed by Section 4999 of the Internal Revenue Code. In 2010, the Compensation Committee approved a change for all future executives providing that such executives would not receive this tax gross-up payment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2014, Messrs. Foy, Payne and McDonnell were members of our Compensation Committee and none of our executive officers served as: (i) a member of the Compensation Committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the Compensation Committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our board of directors. No member of our Compensation Committee has ever been an officer or employee of Dealertrack.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain four equity compensation plans, the Fifth Amended and Restated 2005 Incentive Award Plan, the Employee Deferred Compensation Plan, the Director Deferred Compensation Plan and the Employee Stock Purchase Plan, each of which has been approved by stockholders. The following table sets forth, for each of our equity compensation plans, the number of shares of common stock subject to outstanding options and other rights to acquire shares, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders	3,779,281	$24.31	(1)	6,754,987	(2)
Equity compensation plans not approved by security holders	—	—		—
Total	3,779,281	$24.31		6,754,987	(2)

(1)	This weighted-average exercise price does not reflect the 1,134,277 shares that will be issued upon the payment of outstanding stock units.
(2)	This number of shares is presented after giving effect to the 11,495 shares purchased under the Employee Stock Purchase Plan for the purchase period that ended December 31, 2014. Of the aggregate number of shares that remained available for future issuance, 5,565,491 were available under the Fifth Amended and Restated 2005 Incentive Award Plan, 1,041,673 were available under the Employee Stock Purchase Plan, and 147,823 were available under the Employee Deferred Compensation Plan. All of the shares available under the Fifth Amended and Restated 2005 Incentive Award Plan may be granted in the form of options, stock units or the other types of awards authorized under the plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on our review of information on file with the SEC and our stock records, the following table provides certain information about beneficial ownership of our common stock as of April 15, 2015 (except where another date is indicated) for: (i) each person (or group of affiliated persons) which is known by us to own beneficially more than 5% of our common stock, (ii) each of our director nominees, (iii) each Named Executive Officer and (iv) all directors and current executive officers as a group. Unless otherwise indicated, the address for those listed below is c/o Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock Owned
Mark F. O’Neil(1)	1,019,410	1.84%
Eric D. Jacobs(2)	162,327	*
Raj Sundaram(3)	139,279	*
Richard McLeer(4)	126,105	*
Rick Gibbs(5)	213,731	*
James Foy(6)	81,143	*
Ann B. Lane(7)	52,881	*
John J. McDonnell, Jr.(8)	38,927	*
Joseph P. Payne(9)	29,430	*
James David Power III(10)	127,554	*
Howard L. Tischler(11)	93,853	*
Barry Zwarenstein(12)	38,941	*
Jason Chapnik, director nominee(13)	2,329,016	4.08%
All current directors and current executive officers as a group (15 persons)(14)	2,165,283	3.87%
JPMorgan Chase & Co.(15)	4,795,117	8.75%
BlackRock, Inc.(16)	4,145,111	7.57%
Wasatch Advisors, Inc.(17)	3,634,623	6.63%
The Vanguard Group, Inc.(18)	3,257,268	5.95%

*	Indicates less than 1%
(1)	Includes 715,775 shares which Mr. O’Neil has the right to acquire within 60 days after April 15, 2015 upon the exercise of stock options. Also includes (i) 2,519 shares held by the Monique C O’Neil Trust, Mr. O’Neil’s wife; (ii) 1,630 shares held by the Monique Cannella O’Neil Trustee the Monique O’Neil Trust u/a dated 7/18/2005; (iii) 12,715 shares held by Monique O’Neil TTEE U/A DTD 10/8/2009 GRAT #1 trust; (iv) 7,591 shares held by the Monique O’Neil Grat #2 Trust U/A 11/2/09; and (v) 3,278 shares held by the Monique O’Neil U/A 07/18/2005. Ms. O’Neil is the trustee of each of these trusts. Also includes (i) 5,747 shares held by the GRAT #1 Benefit of Sean O’Neil and Madison O’Neil Trust; (ii) 9,657 shares held by the GRAT #2 Benefit of Sean O’Neil Trust and Madison O’Neil Trust; and (iii) 7,500 shares held by the GRAT #2 Benefit of Anthony Cannella Jr.
(2)	Includes 132,347 shares which Mr. Jacobs has the right to acquire within 60 days after April 15, 2015 upon the exercise of stock options.
(3)	Includes 79,563 shares which Mr. Sundaram has the right to acquire within 60 days after April 15, 2015 upon the exercise of stock options.
(4)	Includes 110,596 shares which Mr. McLeer has the right to acquire within 60 days after April 15, 2015 upon the exercise of stock options.
(5)	Includes 2,985 shares which Mr. Gibbs has the right to acquire within 60 days after April 15, 2015 upon the exercise of stock options.

(6)	Includes 30,000 shares which Mr. Foy has the right to acquire within 60 days after April 15, 2015 upon the exercise of stock options. Also includes 10,654 deferred stock units, 3,403 restricted stock units and 23,448 deferred restricted stock units resulting from restricted stock units whose vesting requirements have been met.
(7)	Includes 6,953 deferred stock units, 3,403 restricted stock units and 8,699 deferred restricted stock units resulting from restricted stock units whose vesting requirements have been met.
(8)	Includes 3,403 restricted stock units.
(9)	Includes 20,000 shares which Mr. Payne has the right to acquire within 60 days after April 15, 2015 upon the exercise of stock options. Also includes 1,910 deferred stock units, and 3,403 restricted stock units.
(10)	Includes 50,000 shares which Mr. Power has the right to acquire within 60 days after April 15, 2015 upon the exercise of stock options. Also includes 16,053 deferred stock units, 3,403 restricted stock units, 23,448 deferred restricted stock units resulting from restricted stock units whose vesting requirements have been met.
(11)	Includes 40,000 shares which Mr. Tischler has the right to acquire within 60 days after April 15, 2015 upon the exercise of stock options. Also includes 11,925 deferred stock units, 3,403 restricted stock units.
(12)	Includes 5,363 deferred stock units, 3,403 restricted stock units and 14,749 deferred restricted stock units resulting from restricted stock units whose vesting requirements have been met.
(13)	Includes 2,329,016 shares which Mr. Chapnik holds an option to purchase pursuant to an agreement with a third party that is unaffiliated with the company..
(14)	Includes 1,202,035 shares which this group has the right to acquire within 60 days after April 15, 2015 upon the exercise of stock options, 52,860 deferred stock units, 23,821 restricted stock units and 70,344 deferred restricted stock units resulting from restricted stock units whose vesting requirements have been met.
(15)	The shares shown as beneficially owned by JPMorgan Chase & Co. and related entities are as of December 31, 2014 and were reported in its Schedule 13G filed with the SEC on January 27, 2015. Its address is 270 Park Ave. New York, NY 10017. According to the Schedule 13G, JPMorgan Chase & Co. has sole voting power over 4,530,345 shares, shared voting power over 52,745 shares, sole dispositive power over 4,742,198 shares, and shared dispositive power of 52,919 shares.
(16)	The shares shown as beneficially owned by BlackRock, Inc. and related entities are as of December 31, 2014 and were reported on its Schedule 13G/A filed with the SEC on January 26, 2015. Its address is 55 East 52nd Street New York, NY 10022. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power over 4,032,199 shares and sole dispositive power over 4,145,111 shares.
(17)	The shares shown as beneficially owned by Wasatch Advisors, Inc. are as of December 31, 2014 and were reported in its Schedule 13G/A filed with the SEC on February 17, 2015. Its address is 505 Wakara Way, 3rd Floor, Salt Lake City, UT 84108. According to the Schedule 13G/A, Wasatch Advisors, Inc. has sole voting power over 3,634,623 shares and sole dispositive power over 3,634,623 shares.
(18)	The shares shown as beneficially owned by The Vanguard Group, Inc. are as of December 31, 2014 and were reported in its Schedule 13G/A filed with the SEC on February 10, 2015. Its address is 100 Vanguard Blvd., Malvern, PA 19355. According to the Schedule 13G, The Vanguard Group, Inc. has sole voting power over 68,610 shares, sole dispositive power over 3,193,658 shares and shared dispositive power over 63,610 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC and to furnish us with copies of the reports they file. Based solely on our review of the reports received by us, or written representations from certain reporting persons, we believe that during the period from January 1, 2014 through December 31, 2014 all reports were timely filed, except for Form 4 filings to report sales of common stock and exercise or receipt of stock options, performance stock units or restricted stock units by (i) Mr. Furcolo, Mr. Von Pusch, Mr. McLeer, and Mr. Jacobs on February 24, 2014, (ii) Mr. Furcolo, Ms. Herrera, Mr. Von Pusch, Mr. McLeer, Mr. Jacobs, Mr. Sundaram and Mr. O’Neil on February 26, 2014, (iii) Mr. Furcolo, Ms. Herrera, Mr. Von Pusch, Mr. McLeer, Mr. Jacobs and Mr. Zwarenstein on February 28, 2014, (iv) Mr. Von Pusch, Mr. McLeer, Mr. Jacobs and Mr. O’Neil on March 2, 2014, (v) Mr. McLeer, Mr. O’Neil, Mr. Jacobs, Ms. Herrera, Mr. Von Pusch and Mr. Furcolo on March 4, 2014, (vi) Ms. Cirillo-Goldberg, Mr. Foy, Mr. Payne, and Mr. Tischler on March 31, 2014, (vii) Mr. Zwarenstein, Mr. Power, Mr. McDonnell Jr., Mr. Foy, Mr. Payne, Mr. Tischler and Ms. Lane on June 3, 2014, (viii) Mr. Tischler on August 18, 2014, and (ix) Mr. O’Neil on October 31, 2014.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

In accordance with its written charter, the Audit Committee, which is comprised solely of independent directors, is responsible for reviewing all related party transactions for potential conflict of interest situations on an ongoing basis. The approval of the Audit Committee is required for all such transactions. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

There have been no related party transactions since January 1, 2014.

MISCELLANEOUS

SOLICITATION OF PROXIES

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, we have retained Georgeson Inc. to act as a proxy solicitor in conjunction with the meeting. We have agreed to pay that firm $7,500 plus reasonable out of pocket expenses, for proxy solicitation services. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR OUR 2016 ANNUAL MEETING

If you want to make a proposal for consideration at next year’s annual meeting and have it included in our proxy materials under Rule 14a-8 of the Securities Exchange Act of 1934, we must receive your proposal by January 1, 2016 and the proposal must comply with the rules of the SEC.

We have an advance notice provision in our bylaws for stockholder business or nominations to be presented at meetings of our stockholders. If you want to make a proposal for stockholder business at next year’s annual meeting, or if you wish to nominate a person for election as a director, we must receive notice of your proposal or nomination not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting and such notice must contain the information set forth in our bylaws. However, in the event that the date of next year’s annual meeting is more than 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, you must deliver that notice not earlier than the close of business on the 120th day prior to next year’s annual meeting and not later than the close of business on the later of the 90th day prior to next year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. In the event that the number of directors to be elected to our board of directors at next year’s annual meeting is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days’ prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice with respect to nominees for the additional directorships must be delivered not later than the close of business on the 10th day following the day on which we publicly announce the nominees for the additional directorships.

If we do not receive your proposal by the appropriate deadline, then it may not be brought before the 2016 annual meeting.

Proposals should be addressed to the Secretary, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive a Notice or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2014, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and our Annual Report, or if you hold shares of our common stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717; or by telephone at 1-800-542-1061. If you participate in householding and wish to receive a separate copy of this Proxy Statement and our Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge Financial Solutions, Inc. as indicated above.

If your shares are held in street name through a bank or broker, please contact your bank or broker directly if you have questions, require additional copies of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2014 or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our common stock sharing an address.

ANNUAL REPORT

Our Annual Report on Form 10-K for the year ended December 31, 2014 has been mailed to our stockholders of record and is not part of this Proxy Statement.

Upon written request of any person solicited, our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC may be obtained, without charge, by writing to Investor Relations, Dealertrack Technologies, Inc., 1111 Marcus Ave., Suite M04, Lake Success, NY 11042.

THE BOARD OF DIRECTORS
DEALERTRACK TECHNOLOGIES, INC.

Gary N. Papilsky
Secretary

Lake Success, New York
April 22, 2015

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following director nominees:

1. Election of Directors	For	Against	Abstain
01 Jason Chapnik	☐	☐	☐
02 James Foy	☐	☐	☐
03 Howard Tischler	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2. and 3.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000245654_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

DEALERTRACK TECHNOLOGIES, INC.
Annual Meeting of Stockholders
June 1, 2015
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Eric D. Jacobs and Gary N. Papilsky, and each of them individually, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of Dealertrack Technologies, Inc., a Delaware corporation ("Dealertrack"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Dealertrack to be held on June 1, 2015, at 11:00 a.m. (local time) at Dealertrack Corporate Headquarters, 1111 Marcus Avenue, Lake Success, New York 11042 (the "Annual Meeting"). In their discretion, the proxies are authorized to vote on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000245654_2 R1.0.0.51160